Exhibit 4(e)1

Closing Date Term Loan CUSIP Number: 60541GAB0
Delayed Draw Term Loan CUSIP Number: 60541GAC8
TERM LOAN AGREEMENT
among
MISSISSIPPI POWER COMPANY,
as Borrower,
THE LENDERS IDENTIFIED HEREIN,
BANK OF AMERICA, N.A.,
as Administrative Agent
and
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
and
MIZUHO BANK, LTD.,
as Joint Lead Arrangers and Joint Bookrunners
DATED AS OF March 8, 2016

i

6.2	Due Authorization	31
6.3	No Conflicts	31
6.4	Consents	31
6.5	Enforceable Obligations	31
6.6	Financial Condition	31
6.7	No Default	31
6.8	Indebtedness and Off Balance Sheet Indebtedness	31
6.9	Litigation	32
6.10	[Reserved]	32
6.11	Taxes	32
6.12	Compliance with Law	32
6.13	ERISA	32
6.14	Use of Proceeds; Margin Stock	33
6.15	Investment Company Act	33
6.16	Solvency	33
6.17	OFAC	33
6.18	Anti-Corruption Laws	33
6.19	EEA Financial Institution	33
SECTION 7. AFFIRMATIVE COVENANTS		33
7.1	Information Covenants	34
7.2	Preservation of Existence and Franchises	35
7.3	Books and Records	35
7.4	Compliance with Law	35
7.5	Payment of Taxes	35
7.6	Insurance	36
7.7	Performance of Obligations	36
7.8	ERISA	36
7.9	Use of Proceeds	36
7.10	Audits/Inspections	36
7.11	Indebtedness to Capitalization	36
SECTION 8. NEGATIVE COVENANTS		37
8.1	Nature of Business	37
8.2	Consolidation and Merger	37
8.3	Sale or Lease of Assets	37
8.4	Transactions with Affiliates	37
8.5	Fiscal Year	38
8.6	Liens	38
8.7	Sanctions	39
8.8	Anti-Corruption Laws	39
SECTION 9. EVENTS OF DEFAULT		39
9.1	Events of Default	39
9.2	Acceleration; Remedies	41
9.3	Allocation of Payments after Event of Default	42

SECTION 10. AGENCY PROVISIONS		42
10.1	Appointment	42
10.2	Delegation of Duties	43
10.3	Exculpatory Provisions	43
10.4	Reliance on Communications	44
10.5	Notice of Default	44
10.6	Non-Reliance on Administrative Agent and Other Lenders	44
10.7	Indemnification	45
10.8	Administrative Agent in Its Individual Capacity	45
10.9	Successor Administrative Agent	45
10.10	Administrative Agent May File Proof of Claims	46
SECTION 11. MISCELLANEOUS		47
11.1	Notices and other Communications; Facsimile Copies	47
11.2	Right of Set-Off	49
11.3	Benefit of Agreement	49
11.4	No Waiver; Remedies Cumulative	52
11.5	Payment of Expenses, etc	52
11.6	Amendments, Waivers and Consents	53
11.7	Counterparts; Telecopy	54
11.8	Headings	54
11.9	[Reserved]	54
11.10	Survival of Indemnification and Representations and Warranties	54
11.11	Governing Law; Jurisdiction	55
11.12	Waiver of Jury Trial; Waiver of Consequential Damages	55
11.13	Time	56
11.14	Severability	56
11.15	Entirety	56
11.16	Confidentiality	56
11.17	Binding Effect	57
11.18	USA Patriot Act Notice	57
11.19	No Fiduciary Responsibility	58
11.20	Acknowledgment and Consent to Bail-In of EEA Financial Institutions	58

SCHEDULES

Schedule 1.1(a)	Commitment Percentages
Schedule 1.1(b)	Existing Term Loan Agreements
Schedule 11.1	Notices

EXHIBITS

Exhibit 2.4	Form of Notice of Borrowing of Term Loans
Exhibit 2.6	Form of Notice of Continuation/Conversion
Exhibit 2.9(a)	Form of Closing Date Term Loan Note
Exhibit 2.9(b)	Form of Delayed Draw Term Loan Note
Exhibit 7.1(c)	Form of Compliance Certificate
Exhibit 11.3(b)	Form of Assignment and Assumption

TERM LOAN AGREEMENT
THIS TERM LOAN AGREEMENT (this “Term Loan Agreement”), dated as of March 8, 2016, is entered into among MISSISSIPPI POWER COMPANY, a Mississippi corporation (the “Borrower”), the Lenders (as defined herein) and BANK OF AMERICA, N.A., as administrative agent for the Lenders (in such capacity, the “Administrative Agent”).
RECITALS
WHEREAS, the Borrower has requested that the Lenders provide term loan credit facilities, and the Lenders are willing to do so on the terms and conditions set forth herein.
WHEREAS, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Mizuho Bank, Ltd. are acting as Joint Lead Arrangers and Joint Bookrunners in connection with this Term Loan Agreement.
NOW, THEREFORE, IN CONSIDERATION of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
SECTION 1.
DEFINITIONS AND ACCOUNTING TERMS
1.1  Definitions.
As used herein, the following terms shall have the meanings herein specified unless the context otherwise requires. Defined terms herein shall include in the singular number the plural and in the plural the singular:
“Adjusted Base Rate” means the Base Rate plus the Applicable Percentage for Base Rate Loans.
“Adjusted Eurodollar Rate” means the Eurodollar Rate plus the Applicable Percentage for Eurodollar Loans.
“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.1 or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and officers of such Person), controlled by or under direct or indirect common control with such Person. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power (i) to vote 20% or more of the securities having ordinary voting power for the election of directors of such corporation or (ii) to direct or cause direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

“Agent-Related Persons” means the Administrative Agent (including any successor administrative agent), together with its Affiliates, and the officers, directors, employees, representatives, agents, counsel and attorneys-in-fact of such Persons and Affiliates.
“Applicable Percentage” means, at any time, and with respect to all Eurodollar Loans, Base Rate Loans and Unused Fees, the applicable percentage corresponding to the Senior Debt Rating in effect from time to time as described below:

Senior Debt Rating	Applicable Percentage for Eurodollar Loans	Applicable Percentage for Base Rate Loans	Applicable Percentage for Unused Fees
I. ≥ A+ from S&P ≥A1 from Moody’s ≥A+ from Fitch	1.125%	0.125%	0.075%

II. ≥ A but < A+ from S&P ≥A2 but < A1 from Moody’s ≥A but < A+ from Fitch	1.250%	0.250%	0.100%

III. ≥ A‑ but < A from S&P ≥A3 but < A2 from Moody’s ≥A‑ but < A from Fitch	1.375%	0.375%	0.125%

IV. ≥ BBB+ but < A‑ from S&P ≥Baa1 but < A3 from Moody’s ≥BBB+ but < A‑ from Fitch	1.500%	0.500%	0.175%

V. ≥ BBB but < BBB+ from S&P ≥Baa2 but < Baa1 from Moody’s ≥BBB but < BBB+ from Fitch	1.750%	0.750%	0.225%

VI. < BBB- from S&P < Baa3 from Moody’s < BBB- from Fitch or unrated by any two of S&P, Moody’s or Fitch	2.000%	1.000%	0.275%

Notwithstanding the above, if at any time there is a split in Senior Debt Ratings among S&P, Moody’s and Fitch and (a) two Senior Debt Ratings are equal and higher than the third

Senior Debt Rating, the higher Senior Debt Ratings will apply, (b) two Senior Debt Ratings are equal and lower than the third Senior Debt Rating, the lower Senior Debt Ratings will apply or (c) no Senior Debt Ratings are equal, the intermediate Senior Debt Rating will apply. In the event that the Borrower shall maintain Senior Debt Ratings from only two of S&P, Moody’s or Fitch and there is a split in such Senior Debt Ratings, (i) in the event of a single level split, the higher Senior Debt Rating (i.e. the lower pricing) will apply and (ii) in the event of a multiple level split, one level below the higher Senior Debt Rating will apply.
The Applicable Percentages for Eurodollar Loans, Base Rate Loans and Unused Fees shall be determined and adjusted on the date (each a “Calculation Date”) on which there is any change in the Senior Debt Rating of the Borrower. Each Applicable Percentage shall be effective from one Calculation Date until the next Calculation Date. Any adjustment in the Applicable Percentage shall be applicable to all existing Loans as well as any new Loans made. The Borrower shall notify the Administrative Agent in writing immediately upon any change in its Senior Debt Rating.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arrangers” means MLPF&S and Mizuho.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.3(b), and accepted by the Administrative Agent, in substantially the form of Exhibit 11.3(b) or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent).
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.
“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
“Bankruptcy Code” means the Bankruptcy Code in Title 11 of the United States Code, as amended, modified, succeeded or replaced from time to time.
“Base Rate” means, for any day, a simple rate per annum equal to the greatest of (a) the Prime Rate for such day, (b) the sum of 1/2% plus the Federal Funds Rate for such day and (c) the one month Eurodollar Rate plus 1.0%; and if the Base Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.
“Base Rate Loan” means a Term Loan which bears interest based on the Adjusted Base Rate.
“Borrower” means Mississippi Power Company, a Mississippi corporation, or such other Person as may become the Borrower pursuant to Section 8.2(b)(ii), and its successors.

“Borrower Obligations” means, without duplication, all of the obligations of the Borrower to the Lenders and the Administrative Agent, whenever arising, under this Term Loan Agreement, any Notes or any of the other Credit Documents.
“Business Day” means any day other than a Saturday, a Sunday, a legal holiday or a day on which any Lender specifically or banking institutions generally are authorized or required by law or other governmental action to close in Charlotte, North Carolina or New York, New York; provided that in the case of Eurodollar Loans, such day is also a day on which dealings between banks are carried on in Dollar deposits in the London interbank market.
“Calculation Date” has the meaning set forth in the definition of Applicable Percentage.
“Capitalization” means, with respect to the Borrower and its consolidated Subsidiaries (determined on a consolidated basis), without duplication, the sum of (a) the aggregate of (i) the capital stock (but excluding treasury stock and capital stock subscribed and unissued), other equity accounts (including retained earnings and paid‑in capital, but excluding accumulated other comprehensive income and loss) of the Borrower and its Subsidiaries as the same appears on its balance sheet prepared in accordance with GAAP as of the date of determination and (ii) the principal amount of Hybrid Securities (other than Hybrid Securities that are Indebtedness) and (b) the amount of all Indebtedness of the Borrower and its Subsidiaries as of the same date.
“Change of Control” means the failure of The Southern Company, a Delaware corporation, to own more than 51% of the outstanding shares of the capital stock of the Borrower entitled to vote generally for the election of directors of the Borrower.
“Closing Date” means the date hereof.
“Closing Date Term Loan Commitment” means, with respect to each Lender, such Lender’s Closing Date Term Loan Commitment as set forth on Schedule 1.1(a) attached hereto (based on such Lender’s Closing Date Term Loan Commitment Percentage of the Closing Date Term Loan Commitment) and “Closing Date Term Loan Commitments” means, collectively, the sum of all such Lenders’ Commitments, which, as of the Closing Date is an aggregate amount equal to NINE HUNDRED MILLION DOLLARS ($900,000,000).
“Closing Date Term Loan Commitment Percentage” means, for each Lender, the percentage identified as its Closing Date Term Loan Commitment Percentage opposite such Lender’s name on Schedule 1.1(a) attached hereto, as such percentage may be modified by assignment in accordance with Section 11.3 or Section 2.13 of this Term Loan Agreement.
“Closing Date Term Loan Notes” means the promissory notes of the Borrower in favor of each Lender requesting such notes evidencing the Closing Date Term Loans and substantially in the form of Exhibit 2.9(a), as such promissory notes may be amended, modified, supplemented or replaced from time to time.
“Closing Date Term Loans” has the meaning set forth in Section 2.1(a).
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Commitment” means, with respect to each Lender, such Lender’s Closing Date Term Loan Commitment or Delayed Draw Term Loan Commitment, as applicable, and

“Commitments” means, collectively, the sum of all such Lenders’ Closing Date Term Loan Commitments and Delayed Draw Term Loan Commitments.
“Commitment Percentage” means, with respect to each Lender, such Lender’s Closing Date Term Loan Commitment Percentage or Delayed Draw Term Loan Commitment Percentage, as applicable.
“Credit Documents” means this Term Loan Agreement, any Notes and all other related agreements and documents issued or delivered hereunder or thereunder or pursuant hereto or thereto.
“Debt Rating” means any credit rating of the Borrower by S&P, Moody’s or Fitch.
“Debtor Relief Laws” means the Bankruptcy Code of the United States and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Delayed Draw Term Loan Commitment” means, with respect to each Lender, such Lender’s Delayed Draw Term Loan Commitment as set forth on Schedule 1.1(a) attached hereto (based on such Lender’s Delayed Draw Term Loan Commitment Percentage of the Delayed Draw Term Loan Commitment) and “Delayed Draw Term Loan Commitments” means, collectively, the sum of all such Lenders’ Commitments, which, as of the Closing Date is an aggregate amount equal to THREE HUNDRED MILLION DOLLARS ($300,000,000).
“Delayed Draw Term Loan Commitment Percentage” means, for each Lender, the percentage identified as its Delayed Draw Term Loan Commitment Percentage opposite such Lender’s name on Schedule 1.1(a) attached hereto, as such percentage may be modified by assignment in accordance with Section 11.3 or Section 2.13 of this Term Loan Agreement.
“Delayed Draw Term Loan Notes” means the promissory notes of the Borrower in favor of each Lender requesting such notes evidencing the Delayed Draw Term Loans and substantially in the form of Exhibit 2.9(b), as such promissory notes may be amended, modified, supplemented or replaced from time to time.
“Delayed Draw Term Loans” has the meaning set forth in Section 2.1(b).
“Default” means any event, act or condition which, with notice or lapse of time, or both, would constitute an Event of Default.
“Defaulting Lender” means, subject to Section 2.13(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied or (ii) pay, within two (2) Business Days of the date such payment was required to be made, to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect

(unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.13(b)) upon delivery of written notice of such determination to the Borrower and each Lender.
“Default Rate” means an interest rate equal to the interest rate (including the Applicable Percentage, if any) otherwise applicable to such Borrower Obligations plus 2% per annum.
“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.
“Dollars” and “$” means dollars in lawful currency of the United States of America.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Assignee” means (a) an existing Lender; (b) Affiliates of an existing Lender; (c) an Approved Fund; and (d) any other Person (other than a natural Person) that (i) unless an Event of Default has occurred and is continuing, has a combined capital and surplus of at least $5,000,000,000 and (ii) is approved by (A) the Administrative Agent and (B) unless a Default or Event of Default has occurred and is continuing, the Borrower (each such approval not to be unreasonably withheld or delayed); provided that (x) the Borrower’s failure to respond within ten (10) days of receipt of written notice of such assignment shall be deemed to be Borrower’s approval thereof and (y) notwithstanding the foregoing, “Eligible Assignee” shall not include the Borrower or any of the Borrower’s Affiliates or Subsidiaries.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.
“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which the Borrower or any ERISA Affiliate was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or the Borrower or any ERISA Affiliate incurred a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or receipt by the Borrower or any ERISA Affiliate of notice from the Multiemployer Plan that the Multiemployer Plan is in critical or endangered status, in reorganization or insolvent; (d) the filing by the Borrower or any ERISA Affiliate of a notice of intent to terminate a Pension Plan under a distress termination under Section 4041 of ERISA, (e) receipt by Borrower or any ERISA Affiliate of notice from the PBGC of the institution by the PBGC of proceedings to terminate a Pension Plan; (f) receipt by the Borrower or any ERISA Affiliate of notice from the PBGC of the appointment of a trustee to administer a Pension Plan; (g) the determination by an actuary for the Pension Plan that the Pension Plan is considered an at-risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA and claims for benefit and funding obligations in the ordinary course, upon the Borrower or any ERISA Affiliate.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Eurodollar Loan” means a Term Loan bearing interest based on the Adjusted Eurodollar Rate.
“Eurodollar Base Rate” means:
(a)    for any Interest Period with respect to a Eurodollar Loan, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or a comparable or successor rate, which rate is approved by the Administrative Agent, as published by Bloomberg (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) (in such case, the “LIBOR Rate”) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and
(b)    for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the LIBOR Rate, at approximately 11:00 a.m., London time determined two Business Days prior to such date for Dollar deposits with a term of one month commencing that day;
provided that (i) to the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied as otherwise reasonably determined by the Administrative Agent and (ii) if the Eurodollar Base Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.
“Eurodollar Rate” means (a) for any Interest Period with respect to any Eurodollar Loan, a rate per annum determined by the Administrative Agent to be equal to the quotient obtained by dividing (i) the Eurodollar Base Rate for such Eurodollar Loan for such Interest Period by (ii) one minus the Eurodollar Reserve Percentage for such Eurodollar Loan for such Interest Period and (b) for any day with respect to any Base Rate Loan the interest rate on which is determined by reference to the Eurodollar Rate, a rate per annum determined by the Administrative Agent to be equal to the quotient obtained by dividing (i) the Eurodollar Base Rate for such Base Rate Loan for such day by (ii) one minus the Eurodollar Reserve Percentage for such Base Rate Loan for such day.
“Eurodollar Reserve Percentage” means for any day, that percentage (expressed as a decimal) which is in effect from time to time under Regulation D, as the maximum reserve requirement (including, without limitation, any basic, supplemental, emergency, special, or marginal reserves) applicable with respect to “Eurocurrency liabilities” as that term is defined in Regulation D (or against any other category of liabilities that includes deposits by reference to which the interest rate of Eurodollar Loans is determined), whether or not any Lender has any Eurodollar liabilities subject to such reserve requirement at that time. Eurodollar Loans shall be deemed to constitute Eurodollar liabilities and as such shall be deemed subject to reserve requirements without benefits of credits for proration, exceptions or offsets that may be available from time to time to a Lender. The Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Reserve Percentage.
“Event of Default” has the meaning specified in Section 9.1.
“Existing Term Loan Agreements” means those agreements set forth on Schedule 1.1(b).
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Term Loan Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any regulations promulgated thereunder or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any applicable intergovernmental agreements implementing the foregoing.
“Federal Funds Rate” means for any day the rate per annum (rounded upward to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.
“Fee Letters” means, collectively (a) that certain letter agreement, dated as of February 9, 2016, among the Borrower, Bank of America, N.A. and MLPF&S and (b) that certain letter agreement, dated as of February 9, 2016, between the Borrower and Mizuho (each a “Fee Letter”).
“Fitch” means Fitch Ratings, Inc., or any successor or assignee of the business of such company in the business of rating securities.
“Fund” shall mean any Person (other than a natural Person) that is, or will be, engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
“GAAP” means generally accepted accounting principles in the United States applied on a consistent basis and subject to Section 1.3.
“Governmental Authority” means any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guaranty Obligations” means, in respect of any Person, any legally enforceable obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness of another Person.
“Hybrid Securities” means (a) any Trust Preferred Obligations and any Junior Subordinated Deferred Interest Debt Obligations and (b) any other securities of the Borrower (other than capital stock of the Borrower) that are afforded equity treatment by any rating agency at the time of issuance of such securities.
“Indebtedness” means, as to any Person, without duplication: (a) all obligations of such Person for borrowed money or evidenced by bonds, debentures, notes or similar instruments, including, without limitation, the obligations of such Person under the SCFC Notes; (b) all obligations of such Person for the deferred purchase price of property or services (except trade accounts payable arising in the ordinary course of business); (c) all capital lease obligations of such Person; (d) all Indebtedness of others secured by a Lien on any properties, assets or revenues of such Person (other than stock, partnership interests or other equity interests of such Person in entities other than the Borrower or any of its Subsidiaries) to the extent of the lesser of the value of the property subject to such Lien or the amount of such Indebtedness; (e) all Guaranty Obligations; and (f) all non-contingent obligations of such Person under any letters of credit or bankers' acceptances.
It is understood and agreed for purposes of calculations under Section 7.11 of this Agreement that Indebtedness (including Guaranty Obligations) shall not include (A) any indebtedness with respect to Rate Reduction Bonds to the extent such Indebtedness is non-recourse to the Borrower, (B) any Off Balance Sheet Indebtedness in existence as of the Closing Date and additional Off Balance Sheet Indebtedness in an amount not to exceed $250,000,000 in the aggregate at any time, other than obligations of any partnership or joint venture that are recourse to the Borrower or any of its Subsidiaries, (C) any refinancing of Off Balance Sheet Indebtedness described in subsection (B) above in a principal amount not in excess of that outstanding as of the date of refinancing, (D) [reserved] or (E) any Indebtedness with respect to Hybrid Securities, as long as (1) the maturity date of such Hybrid Securities is subsequent to the Maturity Date, and (2) such Hybrid Securities are fully subordinated in right of payment to the Borrower Obligations; provided that the aggregate amount of Hybrid Securities excluded for purposes of calculation of Section 7.11 at any date shall not exceed 15% of Capitalization; and provided further, that the amount of any mandatory principal amortization or defeasance of Hybrid Securities prior to the Maturity Date and any Hybrid Securities with a maturity date prior to the Maturity Date shall, in each case, be included in this definition of Indebtedness.
“Interest Payment Date” means (a) as to Base Rate Loans, the last day of each fiscal quarter of the Borrower and the Maturity Date and (b) as to Eurodollar Loans, the last day of each applicable Interest Period and the Maturity Date. In addition, where the applicable Interest Period for a Eurodollar Loan is greater than three months, then an Interest Payment Date shall also occur on the last day of each three‑month period during such Interest Period. If an Interest Payment Date falls on a date which is not a Business Day, such Interest Payment Date shall be deemed to be the next succeeding Business Day, except that in the case of Eurodollar Loans where the next succeeding Business Day falls in the next succeeding calendar month, then on the next preceding Business Day.
“Interest Period” means, as to Eurodollar Loans, a period of one, two, three or six months’ duration or such other periods as agreed to by all Lenders, as the Borrower may elect and as may be available, commencing, in each case, on the date of the borrowing (including continuations and conversions of Eurodollar Loans); provided, however, (i) if any Interest Period would end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day (except that where the next succeeding Business Day falls in the next succeeding calendar month, then on the next preceding Business Day), (ii) no Interest Period shall extend beyond the Maturity Date and (iii) with respect to Eurodollar Loans, where an Interest Period begins on a day for which there is no numerically corresponding day in the calendar month in which the Interest Period is to end, such Interest Period shall end on the last Business Day of such calendar month.
“Junior Subordinated Deferred Interest Debt Obligations” means subordinated deferrable interest debt obligations of the Borrower or one of its Subsidiaries.
“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
“Lenders” means those banks and other financial institutions identified as such on the signature pages hereto and such other institutions that may become Lenders pursuant to Section 11.3.
“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, security interest, encumbrance, lien (statutory or otherwise), preference, priority or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the Uniform Commercial Code as adopted and in effect in the relevant jurisdiction or other similar recording or notice statute, and any lease in the nature thereof).
“Loans” means the Term Loans.
“Material Adverse Effect” means a material adverse effect on (a) the operations, assets, financial condition or business of the Borrower, (b) the ability of the Borrower to perform its obligations under this Term Loan Agreement and the other Credit Documents or (c) the validity or enforceability of this Term Loan Agreement, any of the other Credit Documents, or the rights and remedies of the Lenders hereunder or thereunder; provided, that neither a downgrade in any Debt Rating nor the inability of the Borrower to place commercial paper or variable rate tax exempt pollution control bonds shall, in and of itself, constitute a Material Adverse Effect.
“Maturity Date” means April 1, 2018; provided that if the Maturity Date as determined hereunder falls on a day that is not a Business Day, such Maturity Date shall be deemed to fall on the next preceding Business Day.
“Mizuho” means Mizuho Bank Ltd..
“MLPF&S” means Merrill Lynch, Pierce, Fenner & Smith Incorporated.
“Moody’s” means Moody’s Investors Service, Inc., or any successor or assignee of the business of such company in the business of rating securities.
“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or has any continuing liability.
“Net Tangible Assets” means, as of any date, the total assets shown on the balance sheet of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP less (a) all current liabilities and minority interests and (b) goodwill and other identifiable intangibles.
“Non-Consenting Lender” has the meaning set forth in Section 4.5.
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Notes” means any Closing Date Term Loan Notes and/or Delayed Draw Term Loan Notes.
“Notice of Borrowing of Term Loans” means a request by the Borrower for a Term Loan (or any continuation or conversion thereof) in substantially the form of Exhibit 2.4 or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent) appropriately completed and signed by a Responsible Officer of the Borrower.
“Notice of Continuation/Conversion” means a request by the Borrower for the continuation or conversion of a Term Loan in the form of Exhibit 2.6.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“Off Balance Sheet Indebtedness” means any obligation of a Person that would be considered indebtedness for tax purposes but is not set forth on the balance sheet of such Person, including, but not limited to, (a) any synthetic lease, tax retention operating lease, off balance sheet loan or similar off‑balance sheet financing product of such Person, (b) the aggregate amount of uncollected accounts receivables of such Person subject at such time to a sale of receivables (or similar transaction) and (c) obligations of any partnership or joint venture that is recourse to such Person.
“Other Taxes” has the meaning set forth in Section 4.4(b).
“Participation Purchaser” shall have the meaning assigned to such term in Section 11.3(d).
“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.
“Pension Act” means the Pension Protection Act of 2006.
“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, and 436 of the Code and Sections 302 and 303 of ERISA.
“Pension Plan” means any “employee pension benefit plan”, as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) that is maintained, contributed to or required to be contributed to by the Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.
“Person” means any individual, partnership (general or limited), limited liability company, joint venture, firm, corporation, association, trust or other enterprise (whether or not incorporated), or any government or political subdivision or any agency, department or instrumentality thereof.
“Prime Rate” means the per annum rate of interest established from time to time by the Administrative Agent at the Administrative Agent’s Office as its “prime rate”. Such rate is a rate set by the Administrative Agent based upon various factors including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such announced rate. Any change in the interest rate resulting from a change in the Prime Rate shall become effective as of the opening of business on the day on which such change in the Prime Rate is announced by the Administrative Agent.
“Rate Reduction Bonds” means any bonds, debentures, notes, certificates of participation, certificates of beneficial interest, certificates of ownership or other evidences of Indebtedness or ownership that are issued by the Borrower, any entity formed by the Borrower or an assignee pursuant to an order of the Mississippi Public Service Commission under legislation passed by the legislature of the State of Mississippi, including, but not limited to, the Mississippi Public Utility Rate Mitigation and Reduction Act, the proceeds of which are used directly or indirectly to recover, finance or refinance generation facility costs and financing costs, and which are secured by or payable from all rights and interests of the Borrower or its Subsidiaries or successor or assignee under the applicable rate reduction bond financing order, including the right to impose, bill, collect and receive rate reduction bond charges, the right to obtain periodic adjustments to such charges as provided in the applicable rate reduction bond financing order and rights in any other security property included in the applicable rate reduction bond financing order.
“Regulation D, U or X” means Regulation D, U or X, respectively, of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.
“Reportable Event” means a “reportable event” as defined in Section 4043(c) of ERISA with respect to which the notice requirements to the PBGC have not been waived.
“Required Lenders” means Lenders whose aggregate Credit Exposure (as hereinafter defined) constitutes more than 50% of the aggregate Credit Exposure of all Lenders at such time. For purposes of the preceding sentence, the term “Credit Exposure” as applied to each Lender shall mean (a) at any time prior to the termination of the Commitments, an amount equal to the Commitment of such Lender and (b) at any time after the termination of the Commitments, the outstanding amount of Term Loans owed to such Lender.
“Responsible Officer” means, as to the Borrower, any of the Chief Executive Officer, Chief Financial Officer, Treasurer, Comptroller, Secretary, Assistant Treasurer or Assistant Secretary of the Borrower and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the Borrower so designated by any of the foregoing officers in a notice to the Administrative Agent.
“Sanction(s)” means any economic or financial sanction administered or enforced by the United States Government, including, without limitation, OFAC, the United Nations Security Council, the European Union or Her Majesty’s Treasury (“HMT”).
“S&P” means Standard & Poor’s Financial Services LLC, a division of McGraw‑Hill Financial and any successor thereto.
“SCFC” means Southern Company Funding Corporation, a Delaware corporation, an Affiliate of the Borrower and a wholly-owned Subsidiary of The Southern Company, a Delaware corporation.
“SCFC Notes” means one or more intercompany notes issued by the Borrower to SCFC in support of commercial paper issued by SCFC on behalf of the Borrower pursuant to that certain Financial Services Agreement, dated as of March 15, 2001, between the Borrower and SCFC.
“Senior Debt Rating” means the long-term senior unsecured, non-credit enhanced debt rating of the Borrower by each of S&P, Moody’s or Fitch.
“Significant Subsidiary” means a Subsidiary of the Borrower which represents more than 15% of the Borrower’s assets on a consolidated basis.
“Subsidiary” means, as to any Person, (a) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time, any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (b) any partnership, limited liability company, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries has more than 50% equity interest at any time.
“Taxes” has the meaning set forth in Section 4.4(a).
“Term Loans” means the Closing Date Term Loans and/or the Delayed Draw Term Loans, as the context may require.
“Trust Preferred Obligations” means the subordinated, deferrable interest debt securities of the Borrower, and, without duplication, any related securities issued by a trust or other special purpose entity in connection therewith.
“Unused Fees” has the meaning set forth in Section 3.4(a).
“Unused Delayed Draw Term Loan Commitment” means, for any period from the Closing Date to the Maturity Date, the amount by which (a) the average Delayed Draw Term Loan Commitment for such period exceeds (b) the daily average sum for such period of the aggregate principal amount of all Delayed Draw Term Loans.
“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
1.2    Computation of Time Periods and Other Definitional Provisions.
With reference to this Agreement and each other Credit Document, unless otherwise specified herein or in such other Credit Document:
(a)    The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Credit Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, modified, extended, restated, replaced or supplemented from time to time (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Credit Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Credit Document, shall be construed to refer to such Credit Document in its entirety and not to any particular provision thereof, (iv) all references in a Credit Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, Recitals of and Exhibits and Schedules to, the Credit Document in which such references appear, (v) any reference to any Law shall include all statutory and regulatory rules, regulations, orders and provisions consolidating, amending, replacing or interpreting such Law and any reference to any Law or regulation shall, unless otherwise specified, refer to such Law or regulation as amended, modified, extended, restated, replaced or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all assets and properties, tangible and intangible, real and personal, including cash, securities, accounts and contract rights.
(b)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
(c)    Section headings herein and in the other Credit Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Credit Document.
1.3    Accounting Terms.
Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lenders hereunder shall be prepared, in accordance with GAAP applied on a consistent basis. All calculations made for the purposes of determining compliance with this Term Loan Agreement shall (except as otherwise expressly provided herein) be made by application of GAAP applied on a basis consistent with the most recent annual or quarterly financial statements delivered pursuant to Section 7.1 (or, prior to the delivery of the first financial statements pursuant to Section 7.1, consistent with the financial statements described in Section 5.1(e)); provided, however, (a) if (i) the Borrower shall object to determining such compliance on such basis at the time of delivery of such financial statements due to any change in GAAP or the rules promulgated with respect thereto or (ii) the Administrative Agent or the Required Lenders shall so object in writing within 30 days after delivery of such financial statements, then such calculations shall be made on a basis consistent with the most recent financial statements delivered by the Borrower to the Lenders as to which no such objection shall have been made and (b) it is agreed that for purposes of calculations under Section 7.11 of this Agreement, capital lease obligations shall be calculated in accordance with GAAP as of the Closing Date unless otherwise agreed by the Borrower and the Required Lenders.
1.4    [Reserved].
1.5    Rounding Rates.
Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Eurodollar Base Rate” or with respect to any comparable or successor rate thereto (except such as shall result from the gross negligence or willful misconduct of the Administrative Agent as determined by a final, non-appealable judgment of a court of competent jurisdiction).
SECTION 2.

LOANS

2.1    Term Loans.
(a)    Subject to the terms and conditions set forth herein, each Lender severally agrees to make term loans to the Borrower on the Closing Date in Dollars (the “Closing Date Term Loans”); provided, however, that (i) the aggregate amount of Closing Date Term Loans shall not exceed the Closing Date Term Loan Commitments, (ii) with respect to each individual Lender, the Lender’s pro rata share of outstanding Closing Date Term Loans shall not exceed such Lender’s Closing Date Term Loan Commitment Percentage of the Closing Date Term Loan Commitment and (iii) the Closing Date Term Loans shall be Base Rate Loans unless the Borrower delivers a funding indemnity letter in a form satisfactory to the Administrative Agent not less than three (3) Business Days prior to the Closing Date.
(b)    Subject to the terms and conditions set forth herein, each Lender severally agrees to make delayed draw term loans to the Borrower in Dollars, (the “Delayed Draw Term Loans”), the proceeds of which shall be drawn in a single drawing on or before October 15, 2016; provided, however, that (x) the aggregate amount of Delayed Draw Term Loans shall not exceed the Delayed Draw Term Loan Commitments and (y) with respect to each individual Lender, the Lender’s pro rata share of outstanding Delayed Draw Term Loans shall not exceed such Lender’s Delayed Draw Term Loan Commitment Percentage of the Delayed Draw Term Loan Commitment.
2.2    [Reserved].
2.3    [Reserved].
2.4    Method of Borrowing for Term Loans.
In the case of Term Loans, by no later than 2:00 p.m. (a) on the date of the requested borrowing of Term Loans that will be Base Rate Loans or (b) three Business Days prior to the date of the requested borrowing of Term Loans that will be Eurodollar Loans, the Borrower shall submit a written Notice of Borrowing of Term Loans in the form of Exhibit 2.4 to the Administrative Agent setting forth (i) the amount requested, (ii) whether such Term Loans shall accrue interest at the Adjusted Base Rate or the Adjusted Eurodollar Rate, (iii) with respect to Term Loans that will be Eurodollar Loans, the Interest Period applicable thereto and (iv) certification that the Borrower has complied in all respects with Section 5.2.
2.5    Funding of Term Loans.
Upon receipt of a Notice of Borrowing of Term Loans, the Administrative Agent shall promptly inform the Lenders as to the terms thereof. Each such Lender shall make its Commitment Percentage of the requested Term Loans available to the Administrative Agent by 4:00 p.m. (in the case of any Notice of Borrowing of Term Loans delivered after 12:00 noon) on the date specified in the Notice of Borrowing of Term Loans by deposit in Dollars of immediately available funds at the Administrative Agent’s Office or at such other address as the Administrative Agent may designate in writing, provided, that, for any Notice of Borrowing of Term Loans submitted by the Borrower no later than 12:00 noon, each Lender shall make its Commitment Percentage of the requested Term Loans available to the Administrative Agent by 2:00 p.m. on the date specified in the Notice of Borrowing of Term Loans. The amount of the requested Term Loans will then be made available to the Borrower by the Administrative Agent by crediting the account of the Borrower that is designated on the Notice of Borrowing of Term Loans, to the extent the amount of such Term Loans are made available to the Administrative Agent.

No Lender shall be responsible for the failure or delay by any other Lender in its obligation to make Term Loans hereunder; provided, however, that the failure of any Lender to fulfill its obligations hereunder shall not relieve any other Lender of its obligations hereunder. Unless the Administrative Agent shall have been notified by any Lender prior to the time of any such Term Loan that such Lender does not intend to make available to the Administrative Agent its portion of the Term Loans to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on the date of such Term Loans, and the Administrative Agent in reliance upon such assumption, may (in its sole discretion but without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent, the Administrative Agent shall be able to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent will promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover from the Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent at a per annum rate equal to (i) from the Borrower at the applicable rate for such Term Loan pursuant to the Notice of Borrowing of Term Loans and (ii) from a Lender at the Federal Funds Rate.
2.6    Continuations and Conversions.
The Borrower shall have the option, on any Business Day, to continue existing Eurodollar Loans for a subsequent Interest Period, to convert Base Rate Loans into Eurodollar Loans or to convert Eurodollar Loans in Dollars into Base Rate Loans; provided, however, that (a) each such continuation or conversion must be requested by the Borrower pursuant to a written Notice of Continuation/Conversion, in the form of Exhibit 2.6, in compliance with the terms set forth below, (b) except as provided in Section 4.1, Eurodollar Loans may only be continued or converted into Base Rate Loans on the last day of the Interest Period applicable hereto, (c) Eurodollar Loans may not be continued nor may Base Rate Loans be converted into Eurodollar Loans during the existence and continuation of a Default or Event of Default and (d) any request to extend a Eurodollar Loan that fails to comply with the terms hereof or any failure to request an extension of a Eurodollar Loan at the end of an Interest Period shall constitute a conversion in each case, to a Base Rate Loan on the last day of the applicable Interest Period. Each continuation or conversion must be requested by the Borrower no later than 12:00 p.m. (noon) (i) on the date for a requested conversion of a Eurodollar Loan to a Base Rate Loan or (ii) three Business Days prior to the date for a requested continuation of a Eurodollar Loan or conversion of a Base Rate Loan to a Eurodollar Loan, in each case pursuant to a written Notice of Continuation/Conversion submitted to the Administrative Agent which shall set forth (A) whether the Borrower wishes to continue or convert such Loans and (B) if the request is to continue a Eurodollar Loan or convert a Base Rate Loan to a Eurodollar Loan, the Interest Period applicable thereto.
2.7    Minimum Amounts. Each request for a conversion or continuation hereunder shall be subject to the following requirements: (a) each Eurodollar Loan shall be in a minimum of $5,000,000, (b) each Base Rate Loan shall be in a minimum amount of the lesser of $5,000,000 or the remaining amount available to be borrowed and (c) no more than five Eurodollar Loans shall be outstanding hereunder at any one time. For the purposes of this Section 2.7, all Eurodollar Loans with the same Interest Periods shall be considered as one Eurodollar Loan, but Eurodollar Loans with different Interest Periods, even if they begin on the same date, shall be considered separate Eurodollar Loans.
2.8    Reductions of Term Loan Commitment.

Upon at least three Business Days’ prior written notice to the Administrative Agent (which notice shall be promptly transmitted by the Administrative Agent to each Lender), the Borrower shall have the right to permanently terminate or reduce the aggregate unused amount of the Delayed Draw Term Loan Commitment, at any time or from time to time; provided that (a) each partial reduction shall be in an aggregate amount at least equal to $10,000,000 and in integral multiples of $1,000,000 above such amount, and (b) no reduction shall be made which would reduce the Delayed Draw Term Loan Commitment to an amount less than the then outstanding Delayed Draw Term Loans. Any reduction in (or termination of) the Delayed Draw Term Loan Facility shall be permanent and may not be reinstated.
2.9    Evidence of Obligations.
(a)    Lender Records. The date, amount, type, interest rate and duration of Interest Period (if applicable) of each Loan made by each Lender to the Borrower, and each payment made on account of the principal thereof, shall be recorded by such Lender on its books; provided that the failure of such Lender to make any such recordation or endorsement shall not affect the obligations of the Borrower to make a payment when due of any amount owing hereunder or under any Note in respect of the Term Loans to be evidenced by such Note, and each such recordation or endorsement shall be conclusive and binding absent manifest error.
(b)    Notes. (i) The Closing Date Term Loans made by the Lenders shall be evidenced by a promissory note of the Borrower payable to each Lender (to the extent requested by such Lender) in substantially the form of Exhibit 2.9(a) (the “Closing Date Term Loan Notes”) and (ii) the Delayed Draw Term Loans made by the Lenders shall be evidenced by a promissory note of the Borrower payable to each Lender (to the extent requested by such Lender) in substantially the form of Exhibit 2.9(b) (the “Delayed Draw Term Loan Notes”)and shall be delivered by the Borrower to such Lender with reasonable promptness upon such request.
2.10    [Reserved].
2.11    [Reserved].
2.12    [Reserved].
2.13    Defaulting Lenders.
(a)    Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:
(i)    Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Term Loan Agreement shall be restricted as set forth in Section 11.6.
(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender under this Term Loan Agreement (whether voluntary or mandatory, at maturity, pursuant to Article IX or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 11.2, shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made at a time when the conditions set forth in Section 5.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Commitments. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.13(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)    Fees. A Defaulting Lender shall not be entitled to receive any fees accrued hereunder while it is a Defaulting Lender.
(b)    Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their Commitment Percentages, whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, subject to Section 11.20, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
SECTION 3.

PAYMENTS
3.1    Interest.
(a)    Interest Rate.
(i)    All Base Rate Loans shall accrue interest at the Adjusted Base Rate.

(ii)    All Eurodollar Loans shall accrue interest at the Adjusted Eurodollar Rate applicable to such Eurodollar Loan.
(b)    Default Rate of Interest. Upon the occurrence, and during the continuance, of an Event of Default, the principal of and, to the extent permitted by law, interest on the Loans and any other amounts owing hereunder or under the other Credit Documents shall bear interest, payable on demand, at the Default Rate.
(c)    Interest Payments. Interest on Loans shall be due and payable in arrears on each Interest Payment Date.
3.2    Voluntary Prepayments.
The Borrower shall have the right to prepay Loans in whole or in part from time to time without premium or penalty; provided, however, that (i) Eurodollar Loans may only be prepaid on three Business Days’ prior written notice to the Administrative Agent and any prepayment of Eurodollar Loans will be subject to Section 4.3; and (ii) each such partial prepayment of Loans shall be in the minimum principal amount of $5,000,000. Amounts prepaid hereunder shall be applied as the Borrower may elect; provided that if the Borrower fails to specify the application of a voluntary prepayment then such prepayment shall be applied first to Term Loans that are Base Rate Loans, and second to Eurodollar Loans in direct order of Interest Period maturities.
3.3    Payment in Full at Maturity.
On the Maturity Date, the entire outstanding principal amount owing under the Credit Documents, together with accrued but unpaid interest and all other sums owing under the Credit Documents shall be due and payable in full, unless accelerated sooner pursuant to Section 9.2.
3.4    Fees.
(a)    Unused Fees.
(i)    In consideration of the Delayed Draw Term Loans being made available by the Lenders hereunder, the Borrower agrees to pay to the Administrative Agent, for the pro rata benefit of each Lender, a per annum fee equal to the Applicable Percentage for Unused Fees multiplied by the Unused Delayed Draw Term Loan Commitment (the “Unused Fees”).
(ii)    The accrued Unused Fees shall be due and payable in arrears fifteen days after the end of each fiscal quarter of the Borrower for the immediately preceding fiscal quarter (or portion thereof), beginning with the first of such dates to occur after the Closing Date, as well as on the Maturity Date.
(b)    Administrative Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, the administrative fee as agreed to between the Borrower and the Administrative Agent in the Fee Letter among the Borrower, Bank of America, N.A. and MLPF&S.
3.5    Place and Manner of Payments.

All payments of principal, interest, fees, expenses and other amounts to be made by the Borrower under this Term Loan Agreement shall be made unconditionally and without deduction for any counterclaim, defense, recoupment or setoff. All such payments shall be received not later than 2:00 p.m. on the date when due in Dollars and in immediately available funds by the Administrative Agent at the Administrative Agent’s Office, or any other designated location specified by the Administrative Agent. The Administrative Agent will distribute such payments made to the Lenders on the date of receipt if such payment is received prior to 2:00 p.m.; otherwise, the Administrative Agent will distribute such payments to the Lenders, and such payment will be credited to the Borrower, on the next succeeding Business Day. The Borrower shall, at the time it makes any payment under this Term Loan Agreement, specify to the Administrative Agent the Loans, fees or other amounts payable by the Borrower hereunder to which such payment is to be applied (and in the event that it fails to specify, or if such application would be inconsistent with the terms hereof, the Administrative Agent shall distribute such payment to the Lenders in such manner as it reasonably determines in its sole discretion). Whenever any payment hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day (subject to accrual of interest and fees for the period of such extension), except that, in the case of Eurodollar Loans (or interest payable with respect thereto), if the extension would cause the payment to be made in the next following calendar month, then such payment shall instead be made on the next preceding Business Day.
3.6    Pro Rata Treatment.
Except to the extent otherwise provided herein, all Term Loans, each payment or prepayment of principal of any Term Loan, each payment of interest on the Term Loans, each payment of Unused Fees, each reduction of the Delayed Draw Term Loan Commitment, and each conversion or continuation of any Term Loans, shall be allocated pro rata among the Lenders in accordance with the respective Commitment Percentages; provided that, if any Lender shall have failed to pay its applicable pro rata share of any Term Loan and such amount was made available to the Borrower pursuant to Section 2.5, then any amount to which such Lender would otherwise be entitled pursuant to this Section 3.6 shall instead be payable to the Administrative Agent until the share of such Term Loan not funded by such Lender has been repaid; provided further that, in the event that any amount paid to any Lender pursuant to this Section 3.6 is rescinded or must otherwise be returned by the Administrative Agent, each Lender shall, upon the request of the Administrative Agent, repay to the Administrative Agent the amount so paid to such Lender, with interest for the period commencing on the date such payment is returned by the Administrative Agent until the date the Administrative Agent receives such payment at a rate per annum equal to the Federal Funds Rate.
3.7    Computations of Interest and Fees.
(a)    Except for Base Rate Loans bearing interest based on the Prime Rate, on which interest shall be computed on the basis of a 365 or 366 day year, as the case may be, all computations of interest and fees hereunder shall be made on the basis of the actual number of days elapsed over a year of 360 days.
(b)    It is the intent of the Lenders and the Borrower to conform to and contract in strict compliance with applicable usury Law from time to time in effect. All agreements between the Lenders and the Borrower are hereby limited by the provisions of this paragraph which shall override and control all such agreements, whether now existing or hereafter arising and whether written or oral. In no way, nor in any event or contingency (including but not limited to prepayment or acceleration of the maturity of any obligation), shall the interest taken, reserved, contracted for, charged, or received under this Term Loan Agreement, under any Notes or otherwise, exceed the maximum nonusurious amount permissible under applicable Law. If, from any possible construction of any of the Credit Documents or any other document, interest would otherwise be payable in excess of the maximum nonusurious amount, any such construction shall be subject to the provisions of this paragraph and such documents shall be automatically reduced to the maximum nonusurious amount permitted under applicable Law, without the necessity of execution of any amendment or new document. If any Lender shall ever receive anything of value which is characterized as interest on the Loans under applicable Law and which would, apart from this provision, be in excess of the maximum lawful amount, an amount equal to the amount which would have been excessive interest shall, without penalty, be applied to the reduction of the principal amount owing on the Loans and not to the payment of interest, or refunded to the Borrower or the other payor thereof if and to the extent such amount which would have been excessive exceeds such unpaid principal amount of the Loans. The right to demand payment of the Loans or any other indebtedness evidenced by any of the Credit Documents does not include the right to receive any interest which has not otherwise accrued on the date of such demand, and the Lenders do not intend to charge or receive any unearned interest in the event of such demand. All interest paid or agreed to be paid to the Lenders with respect to the Loans shall, to the extent permitted by applicable Law, be amortized, prorated, allocated, and spread throughout the full stated term (including any renewal or extension) of the Loans so that the amount of interest on account of such indebtedness does not exceed the maximum nonusurious amount permitted by applicable Law.
3.8    Sharing of Payments.
Each Lender agrees that, in the event that any Lender shall obtain payment in respect of any Loan or other Borrower Obligation owing to such Lender under this Term Loan Agreement through the exercise of a right of set-off, banker’s lien, counterclaim or otherwise (including, but not limited to, pursuant to the Bankruptcy Code) in excess of its pro rata share as provided for in this Term Loan Agreement, such Lender shall promptly purchase from the other Lenders a participation in such Loans or Borrower Obligations, in such amounts and with such other adjustments from time to time, as shall be equitable in order that all Lenders share such payment in accordance with their respective ratable shares as provided for in this Term Loan Agreement. Each Lender further agrees that if a payment to a Lender (which is obtained by such Lender through the exercise of a right of set-off, banker’s lien, counterclaim or otherwise) shall be rescinded or must otherwise be restored, each Lender which shall have shared the benefit of such payment shall, by repurchase of a participation theretofore sold, return its share of that benefit to each Lender whose payment shall have been rescinded or otherwise restored, together with its pro rata share of any interest required to be paid by the Lender whose payment shall have been rescinded or otherwise restored. The Borrower agrees that any Lender so purchasing such a participation may, to the fullest extent permitted by law, exercise all rights of payment, including set-off, banker’s lien or counterclaim, with respect to such participation as fully as if such Lender were a holder of such Loan or other obligation in the amount of such participation. Except as otherwise expressly provided in this Term Loan Agreement, if any Lender shall fail to remit to the Administrative Agent or any other Lender an amount payable by such Lender to the Administrative Agent or such other Lender pursuant to this Term Loan Agreement on the date when such amount is due, such payments shall accrue interest thereon, for each day from the date such amount is due until the day such amount is paid to the Administrative Agent or such other Lender, at a rate per annum equal to the Federal Funds Rate. The provisions of this Section shall not be construed to apply to any payment made by or on behalf of the Borrower pursuant to and in accordance with Section 2.13 of this Agreement (including the application of funds arising from the existence of a Defaulting Lender).

SECTION 4.
ADDITIONAL PROVISIONS REGARDING LOANS
4.1    Eurodollar Loans.
(a)    Unavailability. In the event that the Administrative Agent shall have determined in good faith (i) that Dollar deposits in the principal amounts requested with respect to a Eurodollar Loan are not generally available in the London interbank Eurodollar market or (ii) that reasonable means do not exist for ascertaining the Eurodollar Rate or the Required Lenders shall have notified the Administrative Agent that the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent shall, as soon as practicable thereafter, give written notice of such determination to the Borrower and the Lenders. In the event of any such determination under clauses (i) or (ii) above, until the Administrative Agent shall have advised the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (A) any request by the Borrower for Eurodollar Loans shall be deemed to be a request for Base Rate Loans and (B) any request by the Borrower for conversion into or continuation of Eurodollar Loans shall be deemed to be a request for conversion into or continuation of Base Rate Loans.
(b)    Change in Legality.
Notwithstanding any other provision herein, if any (i) adoption or taking effect of any Law, (ii) any change in any Law or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (iii) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Law) by any Governmental Authority (provided, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change in law for purposes hereof, regardless of the date enacted, adopted, implemented or issued) shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written notice to the Borrower and to the Administrative Agent, such Lender may, until such time as the circumstances giving rise to such unlawfulness no longer exists:
(A)    declare that Eurodollar Loans, and conversions to or continuations of Eurodollar Loans, will not thereafter be made by such Lender hereunder, whereupon any request by the Borrower for, or for conversion into or continuation of, Eurodollar Loans shall, as to such Lender only, be deemed a request for, or for conversion into or continuation of, Base Rate Loans, unless such declaration shall be subsequently withdrawn; and
(B)    require that all outstanding Eurodollar Loans made by it be converted to Base Rate Loans in which event all such Eurodollar Loans shall be automatically converted to Base Rate Loans.

In the event any Lender shall exercise its rights under clause (A) or (B) above, all payments and prepayments of principal which would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the converted Eurodollar Loans of such Lender shall instead be applied to repay the Base Rate Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans.
(c)    Increased Costs. If at any time a Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to the making, the commitment to make or the maintaining of any Eurodollar Loan because of (i) any adoption or taking effect of any Law, (ii) any change in any Law or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (iii) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Law) by any Governmental Authority including, without limitation, the imposition, modification or deemed applicability of any reserves, deposits or similar requirements (such as, for example, but not limited to, a change in official reserve requirements, but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the Adjusted Eurodollar Rate) (provided, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change in law for purposes hereof, regardless of the date enacted, adopted or issued), then the Borrower shall pay to such Lender within 15 days after demand, which demand shall contain the basis and calculations supporting such demand, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender may determine in its sole discretion) as may be required to compensate such Lender for such increased costs or reductions in amounts receivable hereunder.
Each determination and calculation made by a Lender under this Section 4.1 shall, absent manifest error, be binding and conclusive on the parties hereto.
4.2    Capital Adequacy.
If, after the date hereof, any Lender has determined that the adoption or effectiveness of any applicable Law, rule or regulation regarding capital adequacy or liquidity, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Lender with any request or directive regarding capital adequacy or liquidity (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s (or parent corporation’s) capital or assets as a consequence of its commitments or obligations hereunder to a level below that which such Lender, or its parent corporation, could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender’s (or parent corporation’s) policies with respect to capital adequacy and liquidity)(provided, that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change in law for purposes hereof, regardless of the date enacted, adopted, implemented or issued), then the Borrower shall pay to such Lender within 15 days after demand, which demand shall contain the basis and calculations supporting such demand, such additional amount or amounts as will compensate such Lender for such reduction. Each determination by any such Lender of amounts owing under this Section 4.2 shall, absent manifest error, be conclusive and binding on the parties hereto.
4.3    Compensation.
The Borrower shall compensate each Lender, within 15 days after demand, which demand shall contain the basis and calculations supporting such demand, for all reasonable losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by the Lender to fund its Eurodollar Loans) which such Lender may sustain:
(a)    if for any reason (other than a default by such Lender or the Administrative Agent) a borrowing, continuation or conversion of Eurodollar Loans does not occur on a date specified therefor in a Notice of Borrowing of Term Loans or Notice of Continuation/Conversion, as the case may be;
(b)    if any prepayment, repayment, continuation or conversion of any Eurodollar Loan occurs on a date which is not the last day of an Interest Period applicable thereto, including, without limitation, in connection with any demand, acceleration, mandatory prepayment or otherwise (including any demand under this Section 4);
(c)    if the Borrower fails to repay its Eurodollar Loans when required by the terms of this Term Loan Agreement; or
(d)    if the Borrower elects to cause a mandatory assignment of such Lender’s Commitment pursuant to Section 4.5.
Calculation of all amounts payable to a Lender under this Section 4.3 shall be made as though the Lender has actually funded its relevant Eurodollar Loan through the purchase of a Eurodollar deposit bearing interest at the Adjusted Eurodollar Rate in an amount equal to the amount of that Loan, having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of that Lender to a domestic office of that Lender in the United States of America; provided, however, that each Lender may fund each of its Eurodollar Loans in any manner it sees fit and the foregoing assumption shall be utilized only for the calculation of amounts payable under this Section 4.3. Each determination and calculation hereunder shall be in good faith and shall be conclusive absent manifest error.
4.4    Taxes.
(a)    Tax Liabilities Imposed on a Lender. (i) Any and all payments by the Borrower hereunder or under any of the Credit Documents shall be made, in accordance with the terms hereof and thereof, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding (A) taxes measured by net income and franchise taxes imposed on any Lender by the jurisdiction under the laws of which such Lender is organized or transacting business or any political subdivision thereof and (B) any U.S. federal withholding taxes imposed under FATCA (all such non‑excluded taxes, being hereinafter referred to as “Taxes”). If any applicable Laws (as determined in the good faith discretion of the Administrative Agent or Borrower, as applicable) require the deduction or withholding of any tax from any such payment hereunder, then the Administrative Agent or Borrower shall be entitled to make such deduction or withholding.
(ii)    Without limiting the rights of the Borrower in clause (i) above, if the Borrower or the Administrative Agent shall be required by the Code to deduct any taxes from or in respect of any sum payable hereunder to any Lender, (A) to the extent that the withholding or deduction is made on account Taxes, the sum payable by the Borrower shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 4.4) such Lender or the Administrative Agent receives an amount equal to the sum it would have received had no such deductions been made, (B) the Administrative Agent shall make such deductions and (C) the Administrative Agent shall pay the full amount deducted to the relevant Governmental Authority in accordance with the Code.
(iii)    If the Borrower or the Administrative Agent shall be required by applicable Law other than the Code to deduct any taxes from or in respect of any sum payable hereunder to any Lender, (A) to the extent that the withholding or deduction is made on account Taxes, the sum payable by the Borrower shall be increased as may be necessary so that after making all required deductons (including deductions applicable to additional sums payable under this Section 4.4) such Lender or the Administrative Agent receives an amount equal to the sum it would have received had no such deductions been made, (B) the Borrower or Administrative Agent, as required by such law, shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Law.
(b)    Other Taxes. In addition, the Borrower agrees to pay, upon written notice from a Lender and prior to the date when penalties attach thereto, all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies of the United States or any state or political subdivision thereof or any applicable foreign jurisdiction that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Term Loan Agreement (collectively, the “Other Taxes”).
(c)    Refunds. If a Lender or the Administrative Agent (as the case may be) shall become aware that it is entitled to claim a refund (or a refund in the form of a credit) (each, a “Refund”) from a Governmental Authority (as a result of any error in the amount of Taxes or Other Taxes paid to such Governmental Authority or otherwise) of Taxes or Other Taxes which the Borrower has paid, or with respect to which the Borrower has paid additional amounts, pursuant to this Section 4.4, it shall promptly notify the Borrower in writing of the availability of such Refund and shall, within 30 days after receipt of written notice by the Borrower make a claim to such Governmental Authority for such Refund at the Borrower’s expense if, in the judgment of such Lender or the Administrative Agent (as the case may be), the making of such claim will not be otherwise disadvantageous to it; provided that nothing in this subsection (c) shall be construed to require any Lender or the Administrative Agent to institute any administrative proceeding (other than the filing of a claim for any such Refund) or judicial proceeding to obtain such Refund.
If a Lender or the Administrative Agent (as the case may be) receives a Refund from a Governmental Authority (as a result of any error in the amount of Taxes or Other Taxes paid to such Governmental Authority or otherwise) of any Taxes or Other Taxes which have been paid by the Borrower, or with respect to which the Borrower has paid additional amounts pursuant to this Section 4.4, it shall promptly pay to the Borrower the amount so received (but only to the extent of payments made, or additional amounts paid, by the Borrower under this Section 4.4 with respect to Taxes or Other Taxes giving rise to such Refund), net of all reasonable out‑of‑pocket expenses (including the net amount of taxes, if any, imposed on such Lender or the Administrative Agent with respect to such Refund) of such Lender or Administrative Agent, and without interest (other than interest paid by the relevant Governmental Authority with respect to such Refund); provided, however, that the Borrower, upon the request of such Lender or the Administrative Agent, agrees to repay the amount paid over to the Borrower (plus penalties, interest or other charges) to such Lender or the Administrative Agent in the event such Lender or the Administrative Agent is required to repay such Refund to such Governmental Authority. Nothing contained in this Section 4.4(c) shall require any Lender or the Administrative Agent to make available any of its tax returns (or any other information that it deems to be confidential or proprietary) or to alter its tax accounting practices.
(d)    Foreign Lender. Each Lender (which, for purposes of this Section 4.4, shall include any Affiliate of a Lender that makes any Eurodollar Loan pursuant to the terms of this Term Loan Agreement) that is not a “United States person” (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Borrower and the Administrative Agent on or before the Closing Date (or, in the case of a Person that becomes a Lender after the Closing Date by assignment, promptly upon such assignment), two duly completed and signed copies of (1) Form W-8BEN or W-8BEN-E, as applicable, of the United States Internal Revenue Service, or a successor applicable form, entitling such Lender to a complete exemption from withholding on all amounts to be received by such Lender pursuant to this Term Loan Agreement and/or any Notes, (2) Form W-8ECI of the United States Internal Revenue Service, or a successor applicable form, relating to all amounts to be received by such Lender pursuant to this Term Loan Agreement and/or any Notes or (3) any other form (together with supplementary documentation) prescribed by applicable Laws entitling such Lender to a complete exemption from United States withholding tax. Each such Lender shall, from time to time after submitting either such form, submit to the Borrower and the Administrative Agent such additional duly completed and signed copies of such forms (or such successor forms or other documents as shall be adopted from time to time by the relevant United States taxing authorities) as may be (1) reasonably requested in writing by the Borrower or the Administrative Agent and (2) appropriate under then current United States laws or regulations. If and for any period during which the provisions of this Section 4.4(d) are not satisfied by or with respect to any such Lender, no provision of this Term Loan Agreement shall require the Borrower to indemnify with respect to any resulting withholding of United States taxes imposed on or with respect to such Lender as a result of such noncompliance for the periods to which such noncompliance relates, unless such noncompliance is directly attributable to a change in a law, rule or regulation issued by a Governmental Authority which results in the inability of such Lender to provide such form. If a payment made to a Lender hereunder would be subject to United States federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable requirements of FATCA, such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable Law and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.
(e)    United States Lenders. Each Lender that is a United States Person shall, on or prior to the date it becomes a party hereto and from time to time thereafter if requested in writing by the Borrower or the Administrative Agent, provide the Administrative Agent and the Borrower with a properly completed and duly executed copy of Internal Revenue Service Form W-9, or any successor to such form.
4.5    Mitigation; Mandatory Assignment.
The Administrative Agent and each Lender shall use reasonable efforts to avoid or mitigate any increased cost or suspension of the availability of an interest rate or the payment of Taxes or Other Taxes under Sections 4.1 through 4.4 above to the greatest extent practicable (including transferring the Loans to another lending office or Affiliate of a Lender) unless, in the reasonable opinion of the Administrative Agent or such Lender, such efforts would be likely to have an adverse effect upon it. In the event (a) a Lender makes a request to the Borrower for additional payments in accordance with Section 4.1, 4.2 or 4.4, (b) a Lender is a Defaulting Lender or (c) a Lender does not consent to a proposed amendment, change, waiver, discharge or termination with respect to any Credit Document to which the Required Lenders have consented (a “Non-Consenting Lender”), then, provided that no Default or Event of Default has occurred and is continuing at such time, the Borrower may, at its own expense (such expense to include any transfer fee payable to the Administrative Agent under Section 11.3(b) and any expense pursuant to Section 4) and in its sole discretion, require any such Lender to transfer and assign in whole (but not in part), without recourse (in accordance with and subject to the terms and conditions of Section 11.3(b)), all of its interests, rights and obligations under this Term Loan Agreement to an Eligible Assignee which shall assume such assigned obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (a) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority, (b) the Borrower or such assignee shall have paid to the assigning Lender in immediately available funds the principal of and interest accrued to the date of such payment on the portion of the Loans hereunder held by such assigning Lender and all other amounts owed to such assigning Lender hereunder, including amounts owed pursuant to Sections 4.1 through 4.4 and (c) in the case of any such assignment resulting from a Non-Consenting Lender’s failure to consent to a proposed change, waiver, discharge or termination with respect to any Credit Document, the applicable replacement bank, financial institution or Fund consents to the proposed amendment, change, waiver, discharge or termination. In the event any assigning Lender fails to promptly execute the agreements required under Section 11.3(b) in connection with an assignment pursuant to this Section 4.5, the Borrower may, upon one (1) Business Day’s prior notice to such assigning Lender, execute such agreements on behalf of such assigning Lender.
SECTION 5.

CONDITIONS PRECEDENT
5.1    Closing Conditions.
The obligation of each Lender to enter into this Term Loan Agreement is subject to satisfaction of the following conditions on or prior to the Closing Date (in form and substance acceptable to the Lenders):
(a)    Executed Credit Documents. Receipt by the Administrative Agent of duly executed copies of (i) this Term Loan Agreement and (ii) the Notes (to the extent requested by the Lenders).
(b)    Officer’s Certificate. Receipt by the Administrative Agent of a certificate of a Responsible Officer of the Borrower stating that, as of the Closing Date, (i) there exists no Default or Event of Default, (ii) all representations and warranties contained herein and in the other Credit Documents are true and correct in all material respects, (iii) the Borrower is in compliance with the financial covenant set forth in Section 7.11, as demonstrated by the covenant calculations on a schedule attached thereto and (iv) the conditions set forth in Sections 5.1(g) and (i) have been satisfied.
(c)    Opinion of Counsel. Receipt by the Administrative Agent of an opinion, or opinions, satisfactory to the Administrative Agent, addressed to the Administrative Agent and each of the Lenders from legal counsel to the Borrower.
(d)    Corporate Documents. Receipt by the Administrative Agent of the following:
(i)    Charter Documents. A certificate of a secretary or assistant secretary of the Borrower certifying that no amendment to the Articles of Incorporation of the Borrower filed on July 12, 1972, or the Certificate of Incorporation issued by the Secretary of State of the State of Mississippi, has been filed since April 2, 2004.
(ii)    Bylaws. A copy of the bylaws of the Borrower certified by a secretary or assistant secretary of the Borrower to be true and correct as of the Closing Date.
(iii)    Resolutions. Copies of resolutions of the Board of Directors of the Borrower approving and adopting the Credit Documents to which it is a party and the transactions contemplated therein and authorizing execution and delivery thereof, certified by a secretary or assistant secretary of the Borrower to be true and correct and in force and effect as of the Closing Date.
(iv)    Good Standing. Copies of (A) certificates of good standing, existence or its equivalent with respect to the Borrower certified as of a recent date by the appropriate Governmental Authorities of the state or other jurisdiction of incorporation and the principal place of business of the Borrower and (B) to the extent available, a certificate indicating payment of all corporate franchise taxes certified as of a recent date by the appropriate Governmental Authorities of the state or other jurisdiction of its incorporation and the principal place of business of the Borrower.
(v)    Incumbency. An incumbency certificate of the Borrower, certified by a secretary or assistant secretary of the Borrower to be true and correct as of the Closing Date.
(e)    Financial Statements. Receipt by the Lenders of the consolidated audited financial statements of the Borrower dated as of December 31, 2015, including balance sheets and income and cash flow statements, in each case audited by independent public accountants of recognized standing and prepared in accordance with GAAP.
(f)    Fees and Expenses. Payment by the Borrower of all fees and expenses owed by it to the Lenders, the Arrangers and the Administrative Agent, including, without limitation, payment of the fees agreed to by the Borrower in the Fee Letters.
(g)    Material Adverse Effect. No event or condition shall have occurred since the date of the financial statements delivered pursuant to Section 5.1(e) above that has had or would be likely to have a Material Adverse Effect.
(h)    Termination of Existing Term Loan Agreements. Receipt by the Lender of evidence that all obligations under the Existing Term Loan Agreements have been, or substantially simultaneously with the Closing Date will be, paid in full and all commitments thereunder terminated.
(i)    Litigation. Except as disclosed in the Borrower’s annual report on Form 10‑K for the year ended December 31, 2015 and in any current report on Form 8-K filed by the Borrower between December 31, 2015 and the Closing Date, there shall not exist any action, suit, investigation or proceeding, nor shall any action, suit or investigation be pending or, to the knowledge of the Borrower, threatened in any court or before any arbitrator or Governmental Authority that materially adversely affects the Borrower or any transaction contemplated hereby or the ability of the Borrower to perform its obligations under the Credit Documents.
(j)    Other. Receipt by the Lenders of such other documents, instruments, agreements or information as reasonably requested by any Lender.
5.2    Conditions to Loans.
In addition to the conditions precedent stated elsewhere herein, the Lenders shall not be obligated to make any Loans hereunder unless:
(a)    Request. The Borrower shall have timely delivered a duly executed and completed Notice of Borrowing of Term Loans in conformance with all the terms and conditions of this Term Loan Agreement;
(b)    Representations and Warranties. The representations and warranties made by the Borrower in the Credit Documents are true and correct in all material respects at and as if made as of the date of the funding of the requested Loans; provided, that this Section 5.2(b) shall not apply to the representations set forth in Sections 6.6, 6.8 and 6.9; and
(c)    No Default. On the date of the funding of the requested Loans, no Default or Event of Default has occurred and is continuing or would be caused by making the requested Loans, including, without limitation, the restrictions on (i) the amount of Term Loans that may be outstanding as set forth in Section 2.1 and (ii) the use of proceeds set forth in Section 7.9.
The delivery of each Notice of Borrowing of Term Loans shall constitute a representation and warranty by the Borrower of the correctness of the matters specified in subsections (b) and (c) above.
SECTION 6.

REPRESENTATIONS AND WARRANTIES
The Borrower hereby represents and warrants to each Lender that:
6.1    Organization and Good Standing.
The Borrower and each Significant Subsidiary (a) is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (b) is duly qualified and in good standing as a foreign corporation authorized to do business in every jurisdiction where the failure to so qualify would have a Material Adverse Effect and (c) has the requisite corporate power and authority to own its properties and to carry on its business as now conducted and as proposed to be conducted.

6.2    Due Authorization.
The Borrower (a) has the requisite corporate power and authority to execute, deliver and perform this Term Loan Agreement and the other Credit Documents and to incur the obligations herein and therein provided for and (b) is duly authorized to, and has been authorized by all necessary corporate action, to execute, deliver and perform this Term Loan Agreement and the other Credit Documents.
6.3    No Conflicts.
Neither the execution and delivery of the Credit Documents, nor the consummation of the transactions contemplated therein, nor performance of and compliance with the terms and provisions thereof by the Borrower will (a) violate or conflict with any provision of its certificate or articles of incorporation or bylaws, (b) violate, contravene or materially conflict with any law, regulation (including without limitation, Regulation D, U or X), order, writ, judgment, injunction, decree or permit applicable to it, (c) violate, contravene or materially conflict with contractual provisions of, or cause an event of default under, any indenture, loan agreement, mortgage, deed of trust, contract or other agreement or instrument to which it is a party or by which it may be bound, the violation of which could have a Material Adverse Effect or (d) result in or require the creation of any Lien upon or with respect to its properties.
6.4    Consents.
No consent, approval, authorization or order of, or filing, registration or qualification with, any court or Governmental Authority or third party is required in connection with the execution, delivery or performance of this Term Loan Agreement or any of the other Credit Documents that has not been obtained, except for, with respect to any Delayed Draw Term Loans, an additional order of the Federal Energy Regulatory Commission, which order will be obtained (if necessary) prior to, and will be in effect on, the date of any Delayed Draw Term Loans.
6.5    Enforceable Obligations.
This Term Loan Agreement and the other Credit Documents have been duly executed and delivered by the Borrower and constitute legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms, except as may be limited by bankruptcy or insolvency laws or similar laws affecting creditors’ rights generally or by general equitable principles.
6.6    Financial Condition.
The financial statements provided to the Lenders as described in Section 5.1(e): (a) fairly present the financial condition and operations of the Borrower as of the date thereof and (b) were prepared in accordance with GAAP.
6.7    No Default.
No Default or Event of Default presently exists.
6.8    Indebtedness and Off Balance Sheet Indebtedness.
As of the Closing Date, the Borrower and its Subsidiaries have no Indebtedness except as disclosed in the financial statements referenced in Section 5.1(e) and as otherwise incurred in the ordinary course. Set forth on the Borrower’s Annual Report on Form 10‑K for the year ended December 31, 2015 is a specific description of all material Off Balance Sheet Indebtedness of the Borrower and its Subsidiaries as of the periods covered thereby.
6.9    Litigation.
Except as disclosed in the Borrower’s annual report on Form 10‑K for the year ended December 31, 2015 and in any current report on Form 8-K filed by the Borrower between December 31, 2015 and the Closing Date, there are no actions, suits or legal, equitable, arbitration or administrative proceedings, pending or, to the knowledge of the Borrower, threatened against the Borrower or a Significant Subsidiary, in which there is a reasonable possibility of an adverse decision which has had or would be reasonably expected to have a Material Adverse Effect.
6.10    [Reserved]
6.11    Taxes.
The Borrower has filed, or caused to be filed, all tax returns (federal, state, local and foreign) required to be filed and paid all amounts of taxes shown thereon to be due (including interest and penalties) and has paid all other taxes, fees, assessments and other governmental charges (including mortgage recording taxes, documentary stamp taxes and intangibles taxes) owing by it, except for such taxes or returns (a) which are not yet delinquent, (b) that are being contested in good faith and by proper proceedings, and against which adequate reserves are being maintained in accordance with GAAP or (c) which are not, either individually or in the aggregate, considered material. The Borrower is not aware of any proposed material tax assessments against it.
6.12    Compliance with Law.
The Borrower is in compliance with all laws, rules, regulations, orders and decrees applicable to it, or to its properties, unless (a) such failure to comply would not have a Material Adverse Effect, or (b) the necessity of compliance therewith is being contested in good faith and by proper proceedings.
6.13    ERISA.
There have been no ERISA Events that are continuing and either singly or in the aggregate would reasonably be expected to have a Material Adverse Effect. To the knowledge of the Borrower each Pension Plan has been administered with the applicable provisions of ERISA and the Code, and there are no pending, or to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by a Governmental Authority, with respect to any Pension Plan (other than claims for benefits and funding obligations in the ordinary course and PBGC premiums due but not delinquent), except where such non-compliance, claim, lawsuit or action either singly or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. No termination of a Pension Plan has occurred, and no Lien in favor of the PBGC or a Pension Plan has arisen, which would reasonably be expected to have a Material Adverse Effect. The present value of all accrued benefits under each Pension Plan (based on those assumptions used to fund such Pension Plan) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Pension Plan allocable to such accrued benefits by an amount that could reasonably be expected to have a Material Adverse Effect. The Borrower and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules with respect to each Pension Plan except where the failure to meet such requirements would not reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any ERISA Affiliate has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

6.14    Use of Proceeds; Margin Stock.
The proceeds of the Loans hereunder (a) will be used solely for the purposes specified in Section 7.9 and (b) will not be used in a manner that would cause a violation of Regulation U or Regulation X.
6.15    Investment Company Act.
The Borrower is not an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, or controlled by such a company.
6.16    Solvency.
The Borrower is solvent. For purposes of the preceding sentence, “solvent” means (a) the fair saleable value (on a going concern basis) of the Borrower’s assets exceed its liabilities, contingent or otherwise, fairly valued, (b) the Borrower will be able to pay its debts as they become due and (c) upon paying its debts as they become due, the Borrower will not be left with unreasonably small capital as is necessary to satisfy all of its current and reasonably anticipated obligations.
6.17    OFAC.
Neither the Borrower, nor any of its Subsidiaries, nor, to the knowledge of the Borrower and its Subsidiaries, any director, officer or employee thereof, is an individual or entity that is, or is owned or controlled by any individual or entity that is (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals or HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List or (iii) located, organized or resident in a Designated Jurisdiction.
6.18    Anti-Corruption Laws.
To the extent applicable, the Borrower and each of its Subsidiaries conducts its businesses in compliance, in all material respects, with the United States Foreign Corrupt Practices Act of 1977 and the UK Bribery Act 2010 and maintains policies and procedures designed to promote and achieve compliance with such laws.
6.19    EEA Financial Institution.
Neither the Borrower nor any of its Subsidiaries is an EEA Financial Institution.
SECTION 7.
AFFIRMATIVE COVENANTS
The Borrower hereby covenants and agrees that so long as this Term Loan Agreement is in effect and until the Loans, together with interest, fees and other obligations hereunder (other than contingent indemnification obligations not yet due and payable), have been paid in full and the Commitments hereunder shall have terminated:
7.1    Information Covenants.
The Borrower will furnish, or cause to be furnished, to the Administrative Agent:

(a)    Annual Financial Statements. As soon as available, and in any event within 120 days after the close of each fiscal year of the Borrower, a consolidated balance sheet and income statement of the Borrower and its Subsidiaries as of the end of such fiscal year, together with related statements of operations and retained earnings and of cash flows for such fiscal year, setting forth in comparative form figures for the preceding fiscal year, all such financial information described above to be in reasonable form and detail and audited by independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent and whose opinion shall be to the effect that such financial statements have been prepared in accordance with GAAP (except for changes with which such accountants concur) and shall not be limited as to the scope of the audit or qualified as to going concern. To the extent that the information set forth in this Section 7.1(a) is included in the Borrower’s annual report on Form 10-K as filed with the Securities and Exchange Commission, such information shall be deemed delivered for purposes hereof.
(b)    Quarterly Financial Statements. As soon as available, and in any event within 55 days after the close of each fiscal quarter of the Borrower (other than the fourth fiscal quarter) a consolidated balance sheet and income statement of the Borrower and its Subsidiaries as of the end of such fiscal quarter, together with related statements of operations and retained earnings and of cash flows for such fiscal quarter in each case setting forth in comparative form figures for the corresponding period of the preceding fiscal year, all such financial information described above to be in reasonable form and detail and reasonably acceptable to the Administrative Agent, and accompanied by a certificate of the chief financial officer of the Borrower to the effect that such quarterly financial statements fairly present in all material respects the financial condition of the Borrower and its Subsidiaries and have been prepared in accordance with GAAP, subject to changes resulting from audit and normal year‑end audit adjustments. To the extent that the information set forth in this Section 7.1(b) is included in the Borrower’s quarterly report on Form 10-Q as filed with the Securities and Exchange Commission, such information shall be deemed delivered for purposes hereof.
(c)    Officer’s Certificate. At the time of delivery of the financial statements provided for in Sections 7.1(a) and 7.1(b) above, a certificate of the chief financial officer, treasurer or any assistant treasurer of the Borrower, substantially in the form of Exhibit 7.1(c), (i) demonstrating compliance with the financial covenant contained in Section 7.11 by calculation thereof as of the end of each such fiscal period and (ii) stating that no Default or Event of Default exists, or if any Default or Event of Default does exist, specifying the nature and extent thereof and what action the Borrower proposes to take with respect thereto.
(d)    Notices. Upon a Responsible Officer of the Borrower obtaining knowledge thereof, the Borrower will give written notice to the Administrative Agent as soon as administratively practicable of (i) the occurrence of an event or condition consisting of a Default or Event of Default, specifying the nature and existence thereof and what action the Borrower proposes to take with respect thereto, and (ii) the occurrence of any of the following with respect to the Borrower: (A) the pendency or commencement of any litigation, arbitral or governmental proceeding against the Borrower which, if adversely determined, is likely to have a Material Adverse Effect, (B) the institution of any proceedings against the Borrower with respect to, or the receipt of notice by the Borrower of potential liability or responsibility for, violation or alleged violation of any federal, state or local law, rule or regulation, the violation of which would likely have a Material Adverse Effect or (C) any notice concerning the imposition of any withdrawal liability by a Multiemployer Plan against the Borrower or any of its ERISA Affiliates or the termination of any Pension Plan in a distress termination.

(j)    Other Information. With reasonable promptness upon any such request, such other information regarding the business, properties or financial condition of the Borrower as the Administrative Agent or any Lender may reasonably request.
Documents required to be delivered pursuant to Section 7.1 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 11.1; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third‑party website or whether sponsored by the Administrative Agent); provided that: the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
The Borrower hereby acknowledges that the Administrative Agent and/or the Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrak, Debtdomain and/or DX Syndicate or another similar electronic system (the “Platform”).
7.2    Preservation of Existence and Franchises.
The Borrower will, except as permitted by Section 8.2, do all things necessary to preserve and keep in full force and effect its existence, rights, franchises and authority.
7.3    Books and Records.
The Borrower will keep complete and accurate books and records of its transactions in accordance with good accounting practices on the basis of GAAP (including the establishment and maintenance of appropriate reserves).
7.4    Compliance with Law.
The Borrower will comply with all laws, rules, regulations, orders and decrees, and all restrictions imposed by all Governmental Authorities, applicable to it and its property (a) if noncompliance with any such law, rule, regulation, order or restriction would be reasonably expected to have a Material Adverse Effect or (b) unless the necessity of compliance therewith is being contested in good faith and by proper proceedings.
7.5    Payment of Taxes.
The Borrower will pay and discharge all taxes, assessments and governmental charges or levies imposed upon it, or upon its income or profits, or upon any of its properties, before they shall become delinquent; provided, however, that the Borrower shall not be required to pay (a) any such tax, assessment, charge, levy, or claim which is being contested in good faith by appropriate proceedings and as to which adequate reserves therefor have been established in accordance with GAAP or (b) any such taxes which are not, either individually or in the aggregate, considered material.

7.6    Insurance.
The Borrower will at all times maintain in full force and effect insurance (including worker’s compensation insurance, liability insurance, casualty insurance and business interruption insurance) in such amounts, covering such risks and liabilities and with such deductibles or self-insurance retentions as are in accordance with normal industry practice.
7.7    Performance of Obligations.
The Borrower will perform in all material respects all of its obligations under the terms of all material agreements to which it is a party or by which it is bound (other than agreements, indentures, mortgages, security agreements or other instruments relating to Indebtedness) unless (i) Borrower’s nonperformance of any such agreement would not reasonably be expected to have a Material Adverse Effect or (ii) the necessity of performance thereof is being contested in good faith and by proper proceedings.
7.8    ERISA.
The Borrower shall, and shall, to the extent practicable, cause each of its ERISA Affiliates to: (a) maintain each Pension Plan in compliance with the applicable provisions of ERISA, the Code and other applicable federal or state law; and (b) make all required contributions to any Pension Plan subject to Section 412 or Section 430 of the Code and all contributions required of the Borrower and its ERISA Affiliates to any Multiemployer Plan subject to Section 431 of the Code; except in each such instance in clause (a) or (b) where the failure to do so, either singly or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
7.9    Use of Proceeds.
The proceeds of the Term Loans shall be used solely to repay existing indebtedness, including the Existing Term Loan Agreements, and for other general corporate purposes.
7.10    Audits/Inspections.
Upon reasonable notice and during normal business hours, the Borrower will permit representatives appointed by the Administrative Agent, including, without limitation, independent accountants, agents, attorneys, and appraisers to visit and inspect the Borrower’s property, including its books and records, its accounts receivable and inventory, the Borrower’s facilities and its other business assets, and to make photocopies or photographs thereof and to write down and record any information such representative obtains and shall permit the Administrative Agent or its representatives to investigate and verify the accuracy of information provided to the Lenders and to discuss all such matters with the officers, employees and representatives of the Borrower. So long as there is not a Default or Event of Default or unless Borrower otherwise consents, such visits and inspections shall be limited to once per calendar year.
7.11    Indebtedness to Capitalization.
The ratio of (a) Indebtedness of the Borrower and its consolidated Subsidiaries to (b) Capitalization shall at all times be less than or equal to 0.65 to 1.0.

SECTION 8.
NEGATIVE COVENANTS
The Borrower hereby covenants and agrees that so long as this Term Loan Agreement is in effect and until the Loans, together with interest, fees and other obligations hereunder (other than contingent indemnification obligations not yet due and payable), have been paid in full and the Commitments hereunder shall have terminated:
8.1    Nature of Business.
The Borrower will not alter the character of its business from that conducted as of the Closing Date.
8.2    Consolidation and Merger.
The Borrower will not enter into any transaction of merger or consolidation or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution); provided that notwithstanding the foregoing provisions of this Section 8.2, the following actions may be taken if after giving effect thereto no Default or Event of Default exists:
(a)    a Subsidiary of the Borrower may be merged or consolidated with or into the Borrower; provided that the Borrower shall be the continuing or surviving corporation; and
(b)    the Borrower may merge or consolidate with any other Person (other than one of its Subsidiaries) if either (i) the Borrower shall be the continuing or surviving corporation or (ii) the Borrower shall not be the continuing or surviving corporation and the corporation so continuing or surviving (A) is a corporation organized and duly existing under the law of any state of the United States, (B) has (1) a long term, senior, unsecured, non-credit enhanced debt rating of BBB- or better from S&P and Baa3 or better from Moody’s or (2) a commercial paper rating of A-2 or better from S&P and P-2 or better from Moody’s and (C) executes and delivers to the Administrative Agent and the Lenders an instrument in form reasonably satisfactory to the Required Lenders pursuant to which it expressly assumes the Loans and all of the other obligations of the Borrower under the Credit Documents and procures for the Administrative Agent and each Lender an opinion in form reasonably satisfactory to the Required Lenders in respect of the due authorization, execution, delivery and enforceability of such instrument and covering such other matters as the Required Lenders may reasonably request; provided that prior to any such merger or consolidation, the Borrower shall have delivered to the Administrative Agent a certificate demonstrating that, upon giving effect to such merger or consolidation on a pro forma basis, the Borrower will be in compliance with Section 7.11.
8.3    Sale or Lease of Assets.
Except as permitted by Section 8.2, the Borrower will not convey, sell, lease, transfer or otherwise dispose of in one transaction or a series of transactions, all or substantially all of its business or assets whether now owned or hereafter acquired.
8.4    Transactions with Affiliates.
Except as otherwise required by law, the Borrower will not enter into any transaction or series of transactions, whether or not in the ordinary course of business, with any of its Affiliates other than on terms and conditions substantially as favorable as would be obtainable in a comparable arm’s‑length transaction with a Person other than an Affiliate.
8.5    Fiscal Year.
The Borrower will not change its fiscal year (a) without prior written notification to the Lenders and (b) if such change would materially affect the Lenders’ ability to read and interpret the financial statements delivered pursuant to Section 7.1 or calculate the financial covenant in Section 7.11.
8.6    Liens.
The Borrower will not contract, create, incur, assume or permit to exist any Lien with respect to any of its property or assets of any kind (whether real or personal, tangible or intangible), whether now owned or hereafter acquired, securing any Indebtedness unless the Loans hereunder are equally and ratably secured with such other Indebtedness other than the following: (a) Liens securing Borrower Obligations, (b) Liens for taxes not yet due or Liens for taxes being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof), (c) Liens in respect of property imposed by law arising in the ordinary course of business such as materialmen’s, mechanics’, warehousemen’s, carrier’s, landlords’ and other nonconsensual statutory Liens which are not yet due and payable, which have been in existence less than 90 days or which are being contested in good faith by appropriate proceedings for which adequate reserves determined in accordance with GAAP have been established (and as to which the property subject to any such Lien is not yet subject to foreclosure, sale or loss on account thereof), (d) pledges or deposits made in the ordinary course of business to secure payment of worker’s compensation insurance, unemployment insurance, pensions or social security programs, (e) Liens arising from good faith deposits in connection with or to secure performance of tenders, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business (other than obligations in respect of the payment of borrowed money), (f) Liens arising from good faith deposits in connection with or to secure performance of statutory obligations and surety and appeal bonds (unless such Lien is in connection with a judgment that has caused an Event of Default pursuant to Section 9.1(g)), (g) easements, rights-of-way, restrictions (including zoning restrictions), minor defects or irregularities in title and other similar charges or encumbrances not, in any material respect, impairing the use of the encumbered property for its intended purposes, (h) judgment Liens that would not constitute an Event of Default, (i) Liens arising by virtue of any statutory or common law provision relating to banker’s liens, rights of setoff or similar rights as to deposit accounts or other funds maintained with a creditor depository institution, (j) any Lien created or arising over any property which is acquired, constructed or created by the Borrower, but only if (i) such Lien secures only principal amounts (not exceeding the cost of such acquisition, construction or creation) raised for the purposes of such acquisition, construction or creation, together with any costs, expenses, interest and fees incurred in relation thereto or a guarantee given in respect thereof, (ii) such Lien is created or arises on or before 360 days after the completion of such acquisition, construction or creation and (iii) such Lien is confined solely to the property so acquired, constructed or created and any improvements thereto, (k) any Lien on any property or assets acquired from a corporation or other entity which is merged with or into the Borrower in accordance with Section 8.2, and is not created in anticipation of any such transaction (unless such Lien is created to secure or provide for the payment of any part of the purchase price of such corporation or other entity), (l) any Lien on any property or assets existing at the time of acquisition of such property or assets by the Borrower and which is not created in anticipation of such acquisition (unless such Lien was created to secure or provide for the payment of any part of the purchase price of such property or assets) including, but not limited to, the Liens associated with the revenue bonds assumed by the Borrower in connection with the acquisition of the combined cycle units at Plant Daniel, (m) any extension, renewal or replacement (or successive extensions, renewals or replacements), as a whole or in part, of any Liens referred to in the foregoing clauses (a) through (l), for amounts not exceeding the principal amount of the Indebtedness secured by the Lien so extended, renewed or replaced, provided that such extension, renewal or replacement Lien is limited to all or a part of the same property or assets that were covered by the Lien extended, renewed or replaced (plus improvements on such property or assets), (n) any Lien arising in connection with the issuance of Rate Reduction Bonds and (o) Liens on property, in addition to those otherwise permitted by clauses (a) through (n) above, securing, directly or indirectly, Indebtedness which does not exceed, in the aggregate at any one time outstanding, the greater of (i) $100,000,000.00 or (ii) ten percent (10%) of Net Tangible Assets.
8.7    Sanctions.
The Borrower shall not, directly or, to the knowledge of the Borrower, indirectly, use any Loans or the proceeds of any Loans, or lend, contribute or otherwise make available such Loans or the proceeds of any Loans to any Person, to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will, to the knowledge of the Borrower, result in a violation by any Person (including any Person participating in the transaction, whether as Lender, Arranger, Administrative Agent, or otherwise) of Sanctions.
8.8    Anti-Corruption Laws.
The Borrower shall not, directly or indirectly, use the proceeds of any Loans for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977 or the UK Bribery Act 2010.
SECTION 9.
EVENTS OF DEFAULT
9.1    Events of Default.
An Event of Default shall exist upon the occurrence of any of the following specified events (each an “Event of Default”):
(a)    Payment. The Borrower shall:
(i)    default in the payment when due of any principal of any of the Loans; or
(ii)    default, and such default shall continue for five or more Business Days, in the payment when due of any interest on the Loans or of any fees or other amounts owing hereunder, under any of the other Credit Documents or in connection herewith.
(b)    Representations. Any representation, warranty or statement made or deemed to be made by the Borrower herein, in any of the other Credit Documents, or in any statement or certificate delivered or required to be delivered pursuant hereto or thereto shall prove untrue in any material respect on the date as of which it was made or deemed to have been made; provided, however, that if such untrue representation, warranty or statement is capable of being remedied, it shall not be an Event of Default if the Borrower remedies such untrue representation, warranty or statement within ten (10) Business Days of any Responsible Officer of the Borrower obtaining actual knowledge thereof.

(c)    Covenants. The Borrower shall:
(i)    default in the due performance or observance of any term, covenant or agreement contained in Sections 7.2, 7.3, 7.4, 7.9, 7.11 or 8.1 through 8.8, inclusive; or
(ii)    default in the due performance or observance by it of any term, covenant or agreement contained in Section 7.1(a), (b), (c) or (d) and such default shall continue unremedied for a period of ten Business Days after the earlier of an officer of the Borrower becoming aware of such default or written notice thereof given by the Administrative Agent; or
(iii)    default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in subsections (a), (b), (c)(i) or (c)(ii) of this Section 9.1) contained in this Term Loan Agreement or any other Credit Document and such default shall continue unremedied for a period of at least 30 days after the earlier of an officer of the Borrower becoming aware of such default or written notice thereof given by the Administrative Agent.
(d)    Credit Documents. Any Credit Document shall fail to be in full force and effect or to give the Administrative Agent and/or the Lenders the rights, powers and privileges purported to be created thereby.
(e)    Bankruptcy, etc. The occurrence of any of the following with respect to the Borrower or a Significant Subsidiary: (i) a court or governmental agency having jurisdiction in the premises shall enter a decree or order for relief in respect of the Borrower or a Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appoint a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Borrower or a Significant Subsidiary or for any substantial part of its property or ordering the winding up or liquidation of its affairs; or (ii) an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect is commenced against the Borrower or a Significant Subsidiary and such petition remains unstayed and in effect for a period of 60 consecutive days; or (iii) the Borrower or a Significant Subsidiary shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of such Person or any substantial part of its property or make any general assignment for the benefit of creditors; or (iv) the Borrower or a Significant Subsidiary shall admit in writing its inability to pay its debts generally as they become due or any action shall be taken by such Person in furtherance of any of the aforesaid purposes.
(f)    Defaults under Other Agreements. With respect to any Indebtedness (other than the Indebtedness under this Term Loan Agreement) of the Borrower or a Significant Subsidiary in a principal amount in excess of $100,000,000, (i) the Borrower or such Significant Subsidiary shall (A) default in any payment (interest or principal) (beyond the applicable grace period with respect thereto, if any) with respect to any such Indebtedness, or (B) default (after giving effect to any applicable grace period) in the observance or performance of any covenant or agreement relating to such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event or condition shall occur or condition exist, the effect of which default pursuant to this clause (B) or other event or condition is to cause, any such Indebtedness to become immediately due and payable; or (ii) any such Indebtedness shall be declared due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof; or (iii) any such Indebtedness matures and remains unpaid.
(g)    Judgments. One or more judgments, orders, or decrees shall be entered against the Borrower or a Significant Subsidiary involving a liability of $100,000,000 or more, in the aggregate, (to the extent not paid or covered by insurance provided by a carrier who has acknowledged coverage) and such judgments, orders or decrees shall continue unsatisfied, undischarged and unstayed for a period of at least 30 days after the last day on which such judgment, order or decree becomes final and unappealable and, where applicable, with the status of a judicial lien.
(h)    ERISA. (i) An ERISA Event occurs which is continuing and has resulted or would reasonably be expected to result in liability of the Borrower or any ERISA Affiliate in an aggregate amount in excess of $100,000,000, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $100,000,000; or
(i)    Change of Control. The occurrence of any Change of Control.
9.2    Acceleration; Remedies.
Upon the occurrence of an Event of Default, and at any time thereafter unless and until such Event of Default has been waived by the Required Lenders (or the Lenders, if required by Section 11.6) or cured to the satisfaction of the Required Lenders (or the Lenders, if required by Section 11.6), the Administrative Agent may with the consent of the Required Lenders, and shall, upon the request and direction of the Required Lenders by written notice to the Borrower, take any of the following actions without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against the Borrower, except as otherwise specifically provided for herein:
(i)    Termination of Commitments. Declare the Commitments terminated whereupon the Commitments shall be immediately terminated.
(ii)    Acceleration of Loans. Declare the unpaid principal of and any accrued interest in respect of all Loans and any and all other indebtedness or obligations of any and every kind owing by the Borrower to any of the Lenders or the Administrative Agent hereunder to be due whereupon the same shall be immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.
(iii)    Enforcement of Rights. Enforce any and all rights and interests created and existing under the Credit Documents, including, without limitation, all rights of set-off.
Notwithstanding the foregoing, if an Event of Default specified in Section 9.1(e) shall occur, then (a) the Commitments shall automatically terminate and (b) all Loans, all accrued interest in respect thereof, all accrued and unpaid fees and other indebtedness or obligations owing to the Lenders and the Administrative Agent hereunder shall immediately become due and payable, without the giving of any notice or other action by the Administrative Agent or the Lenders.

Notwithstanding the fact that enforcement powers reside primarily with the Administrative Agent, each Lender has, to the extent permitted by law, a separate right of payment and shall be considered a separate “creditor” holding a separate “claim” within the meaning of Section 101(5) of the Bankruptcy Code or any other insolvency statute.
9.3    Allocation of Payments after Event of Default.
Notwithstanding any other provisions of this Term Loan Agreement, after the exercise of any remedies by the Administrative Agent or the Lenders pursuant to Section 9.2 (or after the Commitments shall automatically terminate and the Loans (with accrued interest thereon) and all other amounts under the Credit Documents shall automatically become due and payable in accordance with the terms of such Section), all amounts collected or received by the Administrative Agent or any Lender on account of amounts outstanding under any of the Credit Documents shall be paid over or delivered as follows:
FIRST, to the payment of all reasonable out‑of‑pocket costs and expenses (including without limitation reasonable attorneys’ fees) of the Administrative Agent or any of the Lenders in connection with enforcing the rights of the Lenders under the Credit Documents and any protective advances made by the Administrative Agent or any of the Lenders, pro rata among them in proportion to the respective amounts described in this clause FIRST owed to them;
SECOND, to payment of any fees owed to the Administrative Agent or any Lender, pro rata among them in proportion to the respective amounts described in this clause SECOND owed to them;
THIRD, to the payment of all accrued interest payable on the Loans and other Borrower Obligations to the Lenders hereunder, pro rata among them in proportion to the respective amounts described in this clause THIRD owed to them;
FOURTH, to the payment of the outstanding principal amount of the Loans and all other Borrower Obligations which shall have become due and payable under the Credit Documents, pro rata among the Lenders in proportion to the respective amounts described in this clause FOURTH held by them; and
FIFTH, the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.
In carrying out the foregoing, (a) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category and (b) each of the Lenders shall receive an amount equal to its pro rata share (based on the proportion that the then outstanding Loans held by such Lender bears to the aggregate then outstanding Loans) of amounts available to be applied.
SECTION 10.

AGENCY PROVISIONS
10.1    Appointment.
Each Lender hereby designates and appoints Bank of America, N.A., as Administrative Agent to act as specified herein and the other Credit Documents, and each such Lender hereby authorizes the Administrative Agent, as an agent for such Lender, to take such action on its behalf under the provisions of this Term Loan Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated by the terms hereof and of the other Credit Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere herein and in the other Credit Documents, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein and therein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Term Loan Agreement or any of the other Credit Documents, or shall otherwise exist against the Administrative Agent. Except as expressly set forth herein, the provisions of this Section 10 are solely for the benefit of the Administrative Agent and the Lenders and the Borrower shall not have any rights as a third party beneficiary of the provisions hereof. In performing its functions and duties under this Term Loan Agreement and the other Credit Documents, the Administrative Agent shall act solely as an agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation or relationship of agency or trust with or for the Borrower. Notwithstanding anything herein or in any of the Credit Documents to the contrary, no Lender that is listed as a Syndication Agent, Co-Documentation Agent, a Co-Managing Agent or Co-Agent (if any) herein shall have any functions, duties, obligations, responsibilities or liabilities, or serve in any capacity, hereunder or under any of the Credit Documents except as a Lender in accordance with the terms of the Credit Documents. The Administrative Agent shall, upon receipt thereof, from the Borrower, promptly deliver to the Lenders copies of the financial statements, certificates and other notices received pursuant to Section 7.1.
10.2    Delegation of Duties.
The Administrative Agent may execute any of its duties hereunder or under the other Credit Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.
10.3    Exculpatory Provisions.
No Agent-Related Person shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection herewith or in connection with any of the other Credit Documents (except for its or such Person’s own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower contained herein or in any of the other Credit Documents or in any certificate, report, statement or other document referred to or provided for in, or received by an Agent-Related Person under or in connection herewith or in connection with the other Credit Documents, or enforceability or sufficiency therefor of any of the other Credit Documents, or for any failure of the Borrower to perform its obligations hereunder or thereunder. No Agent-Related Person shall be responsible to any Lender for the effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Term Loan Agreement, or any of the other Credit Documents or for any representations, warranties, recitals or statements made herein or therein or made by the Borrower in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents in connection herewith or therewith furnished or made by an Agent-Related Person to the Lenders or by or on behalf of the Borrower to an Agent-Related Person or any Lender or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein or as to the use of the proceeds of the Loans or of the existence or possible existence of any Default or Event of Default or to inspect the properties, books or records of the Borrower. The Administrative Agent is not a trustee for the Lenders and owes no fiduciary duty to the Lenders.
The Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or applicable Law.
10.4    Reliance on Communications.
The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower, independent accountants and other experts selected by the Administrative Agent with reasonable care). The Administrative Agent may deem and treat the Lenders as the owner of its interests hereunder for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent in accordance with Section 11.3(b). The Administrative Agent shall be fully justified in failing or refusing to take any action under this Term Loan Agreement or under any of the other Credit Documents unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or under any of the other Credit Documents in accordance with a request of the Required Lenders (or, to the extent specifically provided in Section 11.6, all the Lenders) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders (including their successors and assigns).
10.5    Notice of Default.
The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless it has received notice from a Lender or the Borrower referring to the Credit Documents, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be directed by the Required Lenders.
10.6    Non-Reliance on Administrative Agent and Other Lenders.
Each Lender expressly acknowledges that no Agent‑Related Person has made any representations or warranties to it and that no act by any Agent‑Related Person hereinafter taken, including any review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by any Agent‑Related Person to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent, any Agent‑Related Person or any Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the Borrower and made its own decision to make its Loans hereunder and enter into this Term Loan Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent, any Agent‑Related Person or any Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Term Loan Agreement, and to make such investigation as it deems necessary to inform itself as to the business, assets, operations, property, financial and other conditions, prospects and creditworthiness of the

Borrower. Except for (i) delivery of the Credit Documents, (ii) delivery of all financial statements received by the Administrative Agent pursuant to Section 7.1(a) and 7.1(b) and each report received by the Administrative Agent pursuant to Section 7.1(c), (iii) delivery of all notices received by the Administrative Agent pursuant to Sections 7.1(d), 7.1(e) and 7.8 and (iv) delivery of notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, no Agent‑Related Person shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, assets, property, financial or other conditions, prospects or creditworthiness of the Borrower which may come into the possession of an Agent‑Related Person.
10.7    Indemnification.
Each Lender agrees to indemnify each Agent-Related Person (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to such Lender’s Commitment in effect on the date on which indemnification is sought under this section (or if indemnification is sought after the date on which the Commitments shall have terminated and the Loans shall have been paid in full, according to such Lender’s Commitment in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including without limitation at any time following the payment of the Borrower Obligations) be imposed on, incurred by or asserted against such Agent-Related Person in any way relating to or arising out of this Term Loan Agreement or the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent-Related Person under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of such Agent-Related Person. If any indemnity furnished to an Agent-Related Person for any purpose shall, in the opinion of such Agent-Related Person, be insufficient or become impaired, such Agent-Related Person may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished. The agreements in this Section 10.7 shall survive the payment of the Borrower Obligations and all other amounts payable hereunder and under the other Credit Documents.
10.8    Administrative Agent in Its Individual Capacity.
The Administrative Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower as though the Administrative Agent were not Administrative Agent hereunder. With respect to the Loans made and all Borrower Obligations owing to it, the Administrative Agent shall have the same rights and powers under this Term Loan Agreement as any Lender and may exercise the same as though they were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.
10.9    Successor Administrative Agent.
The Administrative Agent may, at any time, resign upon 30 days written notice to the Borrower and the Lenders. Upon any such resignation, the Required Lenders, with the written consent of the Borrower, shall have the right to appoint a successor to the resigning Administrative Agent. If no successor Administrative Agent shall have been so duly appointed, and/or such successor agent shall not have accepted such appointment, within 30 days after the notice of resignation (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) select a successor Administrative Agent, with the written consent of the Borrower, provided such successor is a

Lender hereunder or a commercial bank organized or licensed under the laws of the United States of America or of any State thereof and has a combined capital and surplus of at least $5,000,000,000. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date. If no successor Administrative Agent shall have been appointed in the time frame set forth above, then the Lenders shall perform all the obligations of the resigning Administrative Agent until the time a successor has been appointed by the Required Lenders, with the written consent of the Borrower, as set forth above and has accepted such appointment. If at any time it is determined that the Administrative Agent is a Defaulting Lender for purposes hereof, the Borrower may request, subject to the written consent of the Required Lenders, that the Administrative Agent be replaced with a successor administrative agent by notifying the Lenders in writing of its nomination of a current Lender to act as the administrative agent hereunder. The nominated Lender shall be appointed as the successor administrative agent upon approval of the nomination by the Required Lenders; provided, however, that any Lender’s failure to respond to the Borrower’s nomination within ten (10) days of receipt of such nomination shall be deemed to be such Lender’s approval thereof. Upon the acceptance of the appointment as Administrative Agent hereunder by a successor, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations as Administrative Agent under this Term Loan Agreement and the other Credit Documents and the provisions of this Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Term Loan Agreement.
If at any time any existing Lender shall cease to be a Lender hereunder, such institution shall be discharged from all of its respective duties and obligations hereunder or under the other Credit Documents in that capacity.
10.10    Administrative Agent May File Proof of Claims.
In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Borrower Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 3.4 and 11.5 allowed in such judicial proceeding); and
(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 3.4 and 11.5.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Borrower Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
SECTION 11.

MISCELLANEOUS
11.1    Notices and other Communications; Facsimile Copies.
(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)    if to the Borrower or the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.1; and
(ii)    if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
(b)    Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e‑mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement, any other document executed in connection herewith and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other modifications, Notices of Borrowing of Term Loans, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided further without limiting the foregoing, upon the request of any party, any electronic signature shall be promptly followed by such manually executed counterpart.
(c)    The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
(d)    Change of Address, Etc. Each of the Borrower and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e)    Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices given by the Borrower even if such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein. All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
11.2    Right of Set-Off.
In addition to any rights now or hereafter granted under applicable Law or otherwise, and not by way of limitation of any such rights, upon the occurrence of an Event of Default and the commencement of remedies described in Section 9.2, each Lender is authorized at any time and from time to time, without presentment, demand, protest or other notice of any kind (all of which rights being hereby expressly waived), to set-off and to appropriate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by such Lender (including, without limitation branches, agencies or Affiliates of such Lender wherever located) to or for the credit or the account of the Borrower against obligations and liabilities of the Borrower to the Lenders hereunder, under any Notes, the other Credit Documents or otherwise, irrespective of whether the Administrative Agent or the Lenders shall have made any demand hereunder and although such obligations, liabilities or claims, or any of them, may be contingent or unmatured, and any such set-off shall be deemed to have been made immediately upon the occurrence of an Event of Default even though such charge is made or entered on the books of such Lender subsequent thereto provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.13 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Borrower Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The Borrower hereby agrees that any Participation Purchaser may exercise all rights of set-off with respect to its participation interest as fully as if such Person were a Lender hereunder.
11.3    Benefit of Agreement.
(a)    The provisions of this Term Loan Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Term Loan Agreement, expressed or implied, shall be construed to confer upon any Person (other than the Arrangers, the Administrative Agent, the parties hereto, their respective successors and assigns permitted hereby and Participation Purchasers to the extent provided in subsection (d) of this Section) any legal or equitable right, remedy or claim under or by reason of this Term Loan Agreement.
(b)    Any Lender may at any time assign to one or more Eligible Assignees (subject to the consent of certain Persons as set forth in the definition thereof) all or a portion of its rights and obligations under this Term Loan Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed), provided, however, that the Borrower’s failure to respond within ten (10) days of receipt of written notice of such assignment shall be deemed to be Borrower’s approval thereof; (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Term Loan Agreement with respect to the Loans or the Commitment assigned; and (iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500. No such assignment shall be made to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing persons. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Commitment Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs. Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Term Loan Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Term Loan Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Term Loan Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Term Loan Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 4.1 through 4.4 and 11.5 with respect to facts and circumstances occurring prior to the effective date of such assignment); provided, that except to the extent otherwise expressly agreed to by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Term Loan Agreement that does not comply with this subsection shall be treated for purposes of this Term Loan Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c)    The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Term Loan Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d)    Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participation Purchaser”) in all or a portion of such Lender’s rights and/or obligations under this Term Loan Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Term Loan Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Term Loan Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Term Loan Agreement and to approve any amendment, modification or waiver of any provision of this Term Loan Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participation Purchaser, agree to any amendment, waiver or other modification described in clauses (a) through (g) of Section 11.6 that directly affects such Participation Purchaser. Subject to subsection (e) of this Section, the Borrower agrees that each Participation Purchaser shall be entitled to the benefits of Sections 4.1 through 4.4 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participation Purchaser also shall be entitled to the benefits of Section 11.2 as though it were a Lender, provided such Participation Purchaser agrees to be subject to Section 3.8 as though it were a Lender.
(e)    A Participation Purchaser shall not be entitled to receive any greater payment under Section 4.2 or 4.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participation Purchaser, unless the sale of the participation to such Participation Purchaser is made with the Borrower’s prior written consent. A Participation Purchaser that would be a “foreign corporation, partnership or trust” within the meaning of the Code if it were a Lender shall not be entitled to the benefits of Section 4.4 unless the Borrower is notified of the participation sold to such Participation Purchaser and such Participation Purchaser agrees, for the benefit of the Borrower, to comply with Section 4.4(d) as though it were a Lender.
(f)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Term Loan Agreement (including under its Notes, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central banking authority; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)    Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle managed or sponsored by the Granting Lender or an Affiliate thereof (an “SPC”) the option to fund all or any part of any Loan that such Granting Lender would otherwise be obligated to fund pursuant to this Term Loan Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, (ii) if an SPC elects not to exercise such option or otherwise fails to fund all or any part of such Loan, the Granting Lender shall be obligated to fund such Loan pursuant to the terms hereof, (iii) no SPC shall have any voting rights pursuant to Section 11.6, (iv) with respect to notices, payments and other matters hereunder, the Borrower, the Administrative Agent and the Lenders shall not be obligated to deal with an SPC, but may limit their communications and other dealings relevant to such SPC to the applicable Granting Lender and (v) each Granting Lender’s obligations under this Term Loan Agreement shall remain unchanged. Each party hereto agrees that no SPC will be entitled to any rights or benefits except as expressly set forth in this subsection (g). The funding of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent that, and as if, such Loan were funded by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or payment under this Term Loan Agreement for which a Lender would otherwise be liable for so long as, and to the extent, the Granting Lender provides such indemnity or makes such payment. Notwithstanding anything to the contrary contained in this Term Loan Agreement, any SPC may disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or guarantee to such SPC. This subsection (g) may not be amended without the prior written consent of each Granting Lender, all or any part of whose Loan is being funded by an SPC at the time of such amendment.
(h)    Notwithstanding anything to the contrary contained herein, any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Notes, if any, held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities, provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 11.3, (i) no such pledge shall release the pledging Lender from any of its obligations under the Credit Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Credit Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.
11.4    No Waiver; Remedies Cumulative.
No failure or delay on the part of the Administrative Agent or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrower and the Administrative Agent or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies provided herein are cumulative and not exclusive of any rights or remedies which the Administrative Agent or any Lender would otherwise have. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent or the Lenders to any other or further action in any circumstances without notice or demand.
11.5    Payment of Expenses, etc.
The Borrower agrees to: (i) pay all reasonable out‑of‑pocket costs and expenses of (A) each Agent-Related Person in connection with the negotiation, preparation, execution, delivery and administration of this Term Loan Agreement and the other Credit Documents and the documents and instruments referred to therein (including, without limitation, the reasonable fees and expenses of a single special counsel to the Administrative Agent) and any amendment, waiver, consent or assignment relating hereto and thereto including, but not limited to, any such amendments, waivers or consents resulting from or related to any work‑out, renegotiation or restructure relating to the performance by the Borrower under this Term Loan Agreement and (B) the Administrative Agent and the Lenders in connection with enforcement of the Credit Documents and the documents and instruments referred to therein and any reasonable expenses incurred in connection with any work‑out, renegotiation or restructure relating to the performance by the Borrower under this Term Loan Agreement (including, without limitation, in connection with any such enforcement, the reasonable fees and disbursements of counsel for the Administrative Agent and each of the Lenders) and (ii) indemnify each Agent-Related Person, each Lender and their respective Affiliates, directors, officers, employees, counsel, agents, representatives and attorneys-in-fact from and hold each of them harmless against any and all losses, liabilities, claims, damages or expenses incurred by any of them as a result of, or arising out of, or in any way related to, or by reason of, any investigation, litigation or other proceeding (whether or not any Lender is a party thereto) related to the entering into and/or performance of any Credit Document or the use of proceeds of any Loans (including other extensions of credit) hereunder or the consummation of any other transactions contemplated in any Credit Document, including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding; provided that the Borrower shall not be responsible for any such losses, liabilities, claims, damages or expenses to the extent incurred by reason of gross negligence or willful misconduct on the part of the Person to be indemnified, in each case as found by a final, non-appealable judgment of a court of competent jurisdiction; and provided further that in no event shall the Borrower have any liability with respect to the settlement or compromise of any claim or proceeding effected without its prior written consent (not to be unreasonably withheld or delayed) nor shall the Borrower be liable for the fees and disbursements of more than one firm of attorneys in connection with the same matter in the same jurisdiction for all Persons indemnified (provided that, in the event of a conflict of interest among such Persons indemnified by the Borrower, the Borrower will pay for additional counsel for each group of similarly situated Persons). The agreements in this Section 11.5 shall survive the repayment of the Borrower Obligations and the termination of the Commitments.
11.6    Amendments, Waivers and Consents.
Neither this Term Loan Agreement nor any other Credit Document nor any of the terms hereof or thereof may be amended, changed, waived, discharged or terminated unless such amendment, change, waiver, discharge or termination is in writing and signed by the Required Lenders and the Borrower; provided that no such amendment, change, waiver, discharge or termination shall without the consent of each Lender affected thereby,
(a)    extend the Maturity Date;
(b)    reduce the rate or extend the time of payment of interest (other than as a result of waiving the applicability of any post-default increase in interest rates) on any Loan or reduce the amount or extend the time of payment of fees owing hereunder; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;
(c)    reduce or waive or extend the time of payment of the principal amount of any Loan;

(d)    increase the Commitment of a Lender over the amount thereof in effect (it being understood and agreed that a waiver of any Default or Event of Default or a mandatory reduction in the Commitments shall not constitute a change in the terms of any Commitment of any Lender);
(e)    release the Borrower from its obligations under the Credit Documents or consent to the transfer or assignment of such obligations except as permitted by Section 8.2;
(f)    amend, modify or waive any provision of this Section 11.6 or Section 3.6, 3.8, 5.2, 9.1(a), 11.2, 11.3 or 11.5; or
(g)    reduce any percentage specified in, or otherwise modify, the definition of Required Lenders.
Notwithstanding anything above to the contrary, unless also signed by the Administrative Agent, no amendment, waiver or consent shall affect the rights or duties of the Administrative Agent under this Agreement or any other Credit Document.
Notwithstanding the fact that the consent of all the Lenders is required in certain circumstances as set forth above, each Lender is entitled to vote as such Lender sees fit on any reorganization plan that affects the Loans and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersede the unanimous consent provisions set forth herein.
Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended, nor the amount owed to such Defaulting Lender reduced nor the final maturity thereof extended, without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.
11.7    Counterparts; Telecopy.
This Term Loan Agreement may be executed in any number of counterparts, each of which where so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. It shall not be necessary in making proof of this Term Loan Agreement to produce or account for more than one such counterpart. Delivery of executed counterparts by telecopy shall be as effective as an original and shall constitute a representation that an original will be delivered.
11.8    Headings.
The headings of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Term Loan Agreement.
11.9    [Reserved].
11.10    Survival of Indemnification and Representations and Warranties.

All indemnities set forth herein and all representations and warranties made herein shall survive the execution and delivery of this Term Loan Agreement, the making of the Loans, and the repayment of the Loans and other obligations and the termination of the Commitments hereunder.
11.11    Governing Law; Jurisdiction.
(a)    THIS CREDIT AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK AND THE PARTIES HERETO CONSENT TO SUCH GOVERNANCE, CONSTRUCTION AND INTERPRETATION UNDER THE LAWS OF THE STATE OF NEW YORK.
(b)    EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK SITTING IN NEW YORK COUNTY AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. NOTHING IN THIS AGREEMENT OR IN ANY OTHER CREDIT DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT IN THE COURTS OF ANY JURISDICTION.
11.12    Waiver of Jury Trial; Waiver of Consequential Damages.
EACH OF THE PARTIES TO THIS CREDIT AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS CREDIT AGREEMENT, ANY OF THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. The Borrower agrees that the Administrative Agent, any Lender, any of their Affiliates and their respective officers, directors, employees, representatives, agents and attorneys‑in‑fact (each, an “Indemnified Party”) shall not have any liability for any indirect or consequential damages arising out of, related to or in connection with the Credit Documents except to the extent such damages were caused by reason of gross negligence or willful misconduct on the part of such Indemnified Party as finally determined by a court of competent jurisdiction.

11.13    Time.
All references to time herein shall be references to Eastern Standard Time or Eastern Daylight time, as the case may be, unless specified otherwise.
11.14    Severability.
If any provision of any of the Credit Documents is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions. Without limiting the foregoing provisions of this Section 11.14, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent then such provisions shall be deemed to be in effect only to the extent not so limited.
11.15    Entirety.
This Term Loan Agreement together with the other Credit Documents represent the entire agreement of the parties hereto and thereto, and supersede all prior agreements and understandings, oral or written, if any, including any commitment letters or correspondence relating to the Credit Documents or the transactions contemplated herein and therein.
11.16    Confidentiality.
Each Lender agrees that it will use its reasonable best efforts to keep confidential and to cause any representative designated under Section 7.10 to keep confidential any non‑public information from time to time supplied to it under or in connection with any Credit Document including, without limitation, any such information furnished to a Lender prior to or in connection with its entry into any Credit Document (the “Information”); provided, however, that nothing herein shall affect the disclosure of any such Information to (a) the extent such Lender in good faith believes such disclosure is required by statute, rule, regulation or judicial process or applicable Law or by subpoena or similar legal process, (b) the extent requested by any regulatory authority having jurisdiction over such Lender or its Affiliates (including any self-regulatory authority, such as the National Association of Insurance Commissioners) which has been notified of the confidential nature of such Information, (c) counsel for such Lender or to its accountants, (d) bank examiners or auditors or comparable Persons, (e) any Affiliate of such Lender, (f) (i) any other Lender, (ii) any assignee, transferee or participant or any direct contractual counterparties to any swap or derivative transaction relating to Borrower and its obligations or (iii) any potential assignee, transferee or participant of all or any portion of any Lender’s rights under this Term Loan Agreement, in each case who is notified of the confidential nature of the Information and agrees to be bound by this provision or provisions reasonably comparable hereto, (g) any other Person in connection with any litigation to which any one or more of the Lenders is a party, (h) to any credit insurance provider relating to the Borrower and its obligations, (i) any agent of such Lender solely in connection with the administration of the Credit Documents, (j) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (k) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Term Loan Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder or (l) with the consent of the Borrower; and provided further that no Lender shall have any obligation under this Section 11.16 to the extent any such Information becomes available on a non‑confidential basis from a source other than the Borrower or its Subsidiaries or that any Information becomes publicly available other than by a breach of this Section 11.16. Each Lender agrees it will use all confidential Information exclusively for the purpose of evaluating, monitoring, selling, protecting or enforcing its Loans and other rights under the Credit Documents.
11.17    Binding Effect.
(a)    This Term Loan Agreement shall become effective when it shall have been executed by the Borrower, each Lender and the Administrative Agent and thereafter this Term Loan Agreement shall be binding upon and inure to the benefit of the Borrower, each Lender and the Administrative Agent, together with their respective successors and assigns. Nothing in this Term Loan Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the indemnified parties hereunder) any legal or equitable right, remedy or claim under or by reason of this Term Loan Agreement.
(b)    This Term Loan Agreement shall be a continuing agreement and shall remain in full force and effect until all Loans, interest, fees and other Borrower Obligations have been paid in full and all Commitments have been terminated. Upon termination, the Borrower shall have no further obligations (other than the indemnification provisions that survive) under the Credit Documents; provided that should any payment, in whole or in part, of the Borrower Obligations be rescinded or otherwise required to be restored or returned by the Administrative Agent or any Lender, whether as a result of any proceedings in bankruptcy or pursuant to court order, then the Credit Documents shall automatically be reinstated and all amounts required to be restored or returned and all costs and expenses incurred by the Administrative Agent or any Lender in connection therewith shall be deemed included as part of the Borrower Obligations.
11.18    USA Patriot Act Notice.
Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act. The Borrower and each of its Subsidiaries shall provide such information and take such actions as are reasonably requested by the Administrative Agent or any Lender in order to assist the Administrative Agent and the Lenders in maintaining compliance with the Act.
11.19    No Fiduciary Responsibility.
In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the other Arrangers and the Lenders on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents; (ii) (A) the Administrative Agent, each of the other Arrangers and each of the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its respective Affiliates, or any other Person and (B) neither the Administrative Agent nor any other Arranger or Lender has any obligation to the Borrower or any of its respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; and (iii) the Administrative Agent, the Arrangers, the Lenders, and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its respective Affiliates, and neither the Administrative Agent nor any other Arranger or any Lender has any obligation to disclose any of such interests to the Borrower and its respective Affiliates. To the fullest extent permitted by Law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, the Arrangers and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
11.20    Acknowledgment and Consent to Bail-In of EEA Financial Institutions.
Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and
(b)    the effects of any Bail-in Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

[the remainder of this page intentionally left blank]

Each of the parties hereto has caused a counterpart of this Term Loan Agreement to be duly executed and delivered as of the date first above written.

BORROWER:		MISSISSIPPI POWER COMPANY, a Mississippi Corporation
	By:	/s/Moses H. Feagin
Moses H. Feagin Vice President, Treasurer and Chief Financial Officer

LENDERS:	BANK OF AMERICA, N.A., in its capacity as Administrative Agent
	By:	/s/Mollie S. Canup
	Name:	Mollie S. Canup
	Title:	Vice President

BANK OF AMERICA, N.A., as a Lender
	By:	/s/William A. Merritt, III
	Name:	William A. Merritt, III
	Title:	Director

MIZUHO BANK, LTD.,
as a Lender

By:	/s/Leon Mo
Name:	Leon Mo
Title:	Authorized Signatory

BARCLAYS BANK PLC,
as a Lender

By:	/s/Marguerite Sutton
Name:	Marguerite Sutton
Title:	Vice President

CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK BRANCH, as a Lender
By:	/s/Gordon Eadon
Name:	Gordon Eadon
Title:	Authorized Signatory

By:	/s/John M. Grause
Name:	John M. Grause
Title:	Authorized Signatory

CITIBANK, N.A.,
as a Lender

By:	/s/Ashwani Khubani
Name:	Ashwani Khubani
Title:	Vice President/Director

FIFTH THIRD BANK,
as a Lender

By:	/s/Jonathan H. James
Name:	Jonathan H. James
Title:	Senior Vice President

JPMORGAN CHASE BANK, N.A.,
as a Lender

By:	/s/Peter Christensen
Name:	Peter Christensen
Title:	Vice President

PNC BANK, NATIONAL ASSOCIATION,
as a Lender

By:	/s/Daniel Scherling
Name:	Daniel Scherling
Title:	Assistant Vice President

THE BANK OF NOVA SCOTIA,
as a Lender

By:	/s/David Dewar
Name:	David Dewar
Title:	Director

COMMERZBANK AG, NEW YORK BRANCH, as a Lender
By:	/s/Barbara Stacks
Name:	Barbara Stacks
Title:	Vice President

By:	/s/Tom H.S. Kang
Name:	Tom H.S. Kang
Title:	Vice President

SUNTRUST BANK,
as a Lender

By:	/s/Hays Wood
Name:	Hays Wood
Title:	Vice President

WELLS FARGO BANK, N.A.,
as a Lender

By:	/s/Patrick Engel
Name:	Patrick Engel
Title:	Director

SCHEDULE 1.1(A)

COMMITMENT PERCENTAGES

Lenders	Closing Date Term Loan Commitment	Closing Date Term Loan Commitment Percentage	Delayed Draw Term Loan Commitment	Delayed Draw Term Loan Commitment Percentage
Bank of America, N.A.	$141,750,000.00	15.750000000%	$47,250,000.00	15.750000000%
Mizuho Bank, Ltd.	141,750,000.00	15.750000000%	47,250,000.00	15.750000000%
Barclays Bank PLC	72,000,000.00	8.000000000%	24,000,000.00	8.000000000%
Canadian Imperial Bank of Commerce, New York Branch	72,000,000.00	8.000000000%	24,000,000.00	8.000000000%
Citibank, N.A.	72,000,000.00	8.000000000%	24,000,000.00	8.000000000%
Fifth Third Bank	72,000,000.00	8.000000000%	24,000,000.00	8.000000000%
JPMorgan Chase Bank, N.A.	72,000,000.00	8.000000000%	24,000,000.00	8.000000000%
PNC Bank, National Association	72,000,000.00	8.000000000%	24,000,000.00	8.000000000%
The Bank of Nova Scotia	72,000,000.00	8.000000000%	24,000,000.00	8.000000000%
Commerzbank AG, New York Branch	37,500,000.00	4.166666667%	12,500,000.00	4.166666667%
SunTrust Bank	37,500,000.00	4.166666667%	12,500,000.00	4.166666667%
Wells Fargo Bank, N.A.	37,500,000.00	4.166666667%	12,500,000.00	4.166666667%

Totals:	$900,000,000.00	100.000000000%	$300,000,000.00	100.000000000%

SCHEDULE 1.1(B)

EXISTING TERM LOAN AGREEMENTS

Term Loan Agreement between Mississippi Power Company and Bank of America, N.A., dated as of April 9, 2015

Term Loan Agreement between Mississippi Power Company and Barclays Bank PLC, dated as of January 8, 2014, as amended by that certain First Amendment to Term Loan Agreement dated April 9, 2015

Term Loan Agreement between Mississippi Power Company and Fifth Third Bank dated March 26, 2013, as amended by that certain First Amendment to Term Loan Agreement dated April 9, 2015

Term Loan Agreement between Mississippi Power Company and Mizuho Bank, Ltd., dated as of April 10, 2015

Term Loan Agreement between Mississippi Power Company and SunTrust Bank, dated March 26, 2013, as amended by that certain First Amendment to Term Loan Agreement dated April 9, 2015

*SCHEDULE 11.1

NOTICES

To Borrower:

Mississippi Power Company
2992 West Beach
Gulfport, Mississippi 39501
Attention: Vicki Pierce
Tel: (228) 864-1211
Fax: (228) 865-5658
Email: vlpierce@southernco.com

Mississippi Power Company
30 Ivan Allen Jr. Boulevard, NW
BIN SC1407
Atlanta, Georgia 30308
Attention: Dave Symons
Tel: (404) 506-0782
Fax: (404) 506-0717
Email: dsymons@southernco.com

Website:
http://www.mississippipower.com

To Administrative Agent:

Administrative Agent’s Office
(for Payments and Requests for Credit Extensions)

Bank of America, N.A.
ONE INDEPENDENCE CENTER
101 N TRYON ST
Mail Code: NC1-001-05-46
CHARLOTTE, NC, 28255-0001
Attn: Jennifer Thayer
Telephone: 980-388-3254
Facsimile: 704-409-0486
Email: jennifer.thayer@baml.com

Remittance Instructions:
Bank of America
New York NY
ABA [            ]
Acct # [              ]
Acct Name: [                  ]
Ref: MISSISSIPPI POWER COMPANY

All Other Notices/Deliveries to Administrative Agent:

Bank of America, N.A.
Agency Management
NC1-026-06-03
900 West Trade St, 6th Floor
Charlotte, NC 28255
Attn: Mollie S. Canup
Telephone: (980) 387-5449
Facsimile: (704) 409-0011
Email: mollie.s.canup@baml.com

EXHIBIT 2.4

FORM OF NOTICE OF BORROWING OF TERM LOAN

TO:	Bank of America, N.A., as Administrative Agent

RE:
Term Loan Agreement dated as of March 8, 2016 among Mississippi Power Company (the "Borrower"), the Lenders named therein and Bank of America, N.A., as Administrative Agent (as the same may be amended, modified, extended or restated from time to time, the "Term Loan Agreement")

DATE:	____________, 20__

______________________________________________________________________________

1.
This Notice of Borrowing is made pursuant to the terms of the Term Loan Agreement. All capitalized terms used herein unless otherwise defined shall have the meanings set forth in the Term Loan Agreement.

2.
Please be advised that the Borrower is requesting [Closing Date Term Loans][Delayed Draw Term Loans] in the amount of $__________ to be funded on ____________, 20__ at the interest rate option set forth in paragraph 3 below.

x.
Subsequent to the funding of the requested [Closing Date Term Loans] [Delayed Draw Term Loans], the aggregate amount of [Closing Date Term Loans] [Delayed Draw Term Loans] outstanding will be $_____________ which is less than or equal to the [Closing Date Term Loan] [Delayed Draw Term Loan] Commitment.

3.	The interest rate option applicable to the requested [Closing Date Term Loans][Delayed Draw Term Loans] shall be:

a.    ________    the Adjusted Base Rate

b.    ________    the Adjusted Eurodollar Rate for an Interest Period of:

________ one month
________ two months
________ three months
________ six months

4.
Unless notification to the contrary is received by the Administrative Agent prior to the date on which funds are to be advanced, as of the date on which funds are to be advanced, all representations and warranties required to be made pursuant to the Term Loan Agreement and the other Credit Documents will be true and correct in all material respects.

5.
Unless notification to the contrary is received by the Administrative Agent prior to the date on which funds are to be advanced, as of the date on which funds are to be advanced, no Default or Event of Default will have occurred and be continuing or will be caused by this Notice of Borrowing.

6.	Please credit the following account with the [Closing Date Term Loans][Delayed Draw Term Loans] requested pursuant to this Notice of Borrowing:

Bank: [                               ]
[                           ]
ABA #:  [                   ]
Acct #: [                ]
Account Name: [                            ]

MISSISSIPPI POWER COMPANY,
a Mississippi corporation

By: __________________________________
Name: _______________________________
Title:  ________________________________

EXHIBIT 2.6

FORM OF NOTICE OF CONTINUATION/CONVERSION

TO:	Bank of America, N.A., as Administrative Agent

RE:
Term Loan Agreement dated as of March 8, 2016 among Mississippi Power Company (the "Borrower"), the Lenders named therein and Bank of America, N.A., as Administrative Agent (as the same may be amended, modified, extended or restated from time to time, the "Term Loan Agreement")

DATE:	____________, 20__
______________________________________________________________________________

1.
This Notice of Continuation/Conversion is made pursuant to the terms of the Term Loan Agreement. All capitalized terms used herein unless otherwise defined shall have the meanings set forth in the Term Loan Agreement.

2.
Please be advised that the Borrower is requesting that a portion of the current outstanding [Closing Date Term Loans][Delayed Draw Term Loans] in the amount of $__________ currently accruing interest at ________ be continued or converted as of ___________, 20__ at the interest rate option set forth in paragraph 3 below.

3.	The interest rate option applicable to the continuation or conversion of all or part of the existing [Closing Date Term Loans][Delayed Draw Term Loans] (as set forth above) shall be:

a.    _______    the Adjusted Base Rate

b.    _______    the Adjusted Eurodollar Rate for an Interest Period of:

________ one month
________ two months
________ three months
________ six months

4.
Unless notification to the contrary is received by the Administrative Agent prior to the date on which [Closing Date Term Loans][Delayed Draw Term Loans] are to be continued or converted, as of the date on which [Closing Date Term Loans][Delayed Draw Term Loans] are to be continued or converted, all representations and warranties required to be made pursuant to the Term Loan Agreement and the other Credit Documents will be true and correct in all material respects.

5.
Unless notification to the contrary is received by the Administrative Agent prior to the date on which [Closing Date Term Loans][Delayed Draw Term Loans] are to be continued or converted, as of the date on which [Closing Date Term Loans][Delayed Draw Term Loans] are to be continued or converted, no Default or Event of Default will have occurred and be continuing or will be caused by this Notice of Continuation/Conversion.

MISSISSIPPI POWER COMPANY,
a Mississippi corporation

By: __________________________________
Name: _______________________________
Title:  ________________________________

EXHIBIT 2.9(a)

FORM OF
CLOSING DATE TERM LOAN NOTE

    ___________, 20__

FOR VALUE RECEIVED, MISSISSIPPI POWER COMPANY, a Mississippi corporation (the "Borrower"), hereby promises to pay to the order of ____________________ (the "Lender"), at the Administrative Agent’s Office as set forth in that certain Term Loan Agreement dated as of March 8, 2016 among the Borrower, the Lenders named therein (including the Lender) and Bank of America, N.A., as Administrative Agent (as the same may be amended, modified, extended or restated from time to time, the "Term Loan Agreement") (or at such other place or places as the holder of this Closing Date Term Loan Note may designate), the aggregate amount of all advances made by the Lender as Closing Date Term Loans pursuant to the Lender’s Closing Date Term Loan Commitment (and not otherwise repaid), in lawful money and in immediately available funds, on the dates and in the principal amounts provided in the Term Loan Agreement, and to pay interest on the unpaid principal amount of each Closing Date Term Loan made by the Lender, at such office, in like money and funds, for the period commencing on the date of each Closing Date Term Loan until each Closing Date Term Loan shall be paid in full, at the rates per annum and on the dates provided in the Term Loan Agreement.

This Note is one of the Closing Date Term Loan Notes referred to in the Term Loan Agreement and evidences Closing Date Term Loans made by the Lender thereunder. The Lender shall be entitled to the benefits of the Term Loan Agreement. Capitalized terms used in this Closing Date Term Loan Note have the respective meanings assigned to them in the Term Loan Agreement and the terms and conditions of the Term Loan Agreement are expressly incorporated herein and made a part hereof.

The Term Loan Agreement provides for the acceleration of the maturity of the Closing Date Term Loans evidenced by this Closing Date Term Loan Note upon the occurrence of certain events (and for payment of collection costs in connection therewith) and for prepayments of Closing Date Term Loans upon the terms and conditions specified therein. In the event this Closing Date Term Loan Note is not paid when due at any stated or accelerated maturity, the Borrower agrees to pay, in addition to the principal and interest, all costs of collection, including reasonable attorney fees.

Except as permitted by Section 11.3(b) of the Term Loan Agreement, this Closing Date Term Loan Note may not be assigned by the Lender to any other Person.

THIS CLOSING DATE TERM LOAN NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the Borrower has caused this Closing Date Term Loan Note to be executed as of the date first above written.

MISSISSIPPI POWER COMPANY,
a Mississippi corporation

By: __________________________________
Name: _______________________________
Title:  ________________________________

EXHIBIT 2.9(b)

FORM OF
DELAYED DRAW TERM LOAN NOTE

___________, 20__

FOR VALUE RECEIVED, MISSISSIPPI POWER COMPANY, a Mississippi corporation (the "Borrower"), hereby promises to pay to the order of ____________________ (the "Lender"), at the Administrative Agent’s Office as set forth in that certain Term Loan Agreement dated as of March 8, 2016 among the Borrower, the Lenders named therein (including the Lender) and Bank of America, N.A., as Administrative Agent (as the same may be amended, modified, extended or restated from time to time, the "Term Loan Agreement") (or at such other place or places as the holder of this Delayed Draw Term Loan Note may designate), the aggregate amount of all advances made by the Lender as Delayed Draw Term Loans pursuant to the Lender’s Delayed Draw Term Loan Commitment (and not otherwise repaid), in lawful money and in immediately available funds, on the dates and in the principal amounts provided in the Term Loan Agreement, and to pay interest on the unpaid principal amount of each Delayed Draw Term Loan made by the Lender, at such office, in like money and funds, for the period commencing on the date of each Delayed Draw Term Loan until each Delayed Draw Term Loan shall be paid in full, at the rates per annum and on the dates provided in the Term Loan Agreement.

This Note is one of the Delayed Draw Term Loan Notes referred to in the Term Loan Agreement and evidences Delayed Draw Term Loans made by the Lender thereunder. The Lender shall be entitled to the benefits of the Term Loan Agreement. Capitalized terms used in this Delayed Draw Term Loan Note have the respective meanings assigned to them in the Term Loan Agreement and the terms and conditions of the Term Loan Agreement are expressly incorporated herein and made a part hereof.

The Term Loan Agreement provides for the acceleration of the maturity of the Delayed Draw Term Loans evidenced by this Delayed Draw Term Loan Note upon the occurrence of certain events (and for payment of collection costs in connection therewith) and for prepayments of Delayed Draw Term Loans upon the terms and conditions specified therein. In the event this Delayed Draw Term Loan Note is not paid when due at any stated or accelerated maturity, the Borrower agrees to pay, in addition to the principal and interest, all costs of collection, including reasonable attorney fees.

Except as permitted by Section 11.3(b) of the Term Loan Agreement, this Delayed Draw Term Loan Note may not be assigned by the Lender to any other Person.

THIS DELAYED DRAW TERM LOAN NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the Borrower has caused this Delayed Draw Term Loan Note to be executed as of the date first above written.

MISSISSIPPI POWER COMPANY,
a Mississippi corporation

By: __________________________________
Name: _______________________________
Title:  ________________________________

EXHIBIT 7.1(c)

FORM OF COMPLIANCE CERTIFICATE

TO:	Bank of America, N.A., as Administrative Agent

RE:
Term Loan Agreement dated as of March 8, 2016 among Mississippi Power Company (the "Borrower"), the Lenders named therein and Bank of America, N.A., as Administrative Agent (as the same may be amended, modified, extended or restated from time to time, the "Term Loan Agreement")

DATE:	____________, 20__

______________________________________________________________________________

Pursuant to the terms of the Term Loan Agreement, I, __________________, [Chief Financial Officer/ Treasurer/ Assistant Treasurer] of Mississippi Power Company, hereby certify that, as of the fiscal quarter ending __________, 20__, the statements and calculations below are accurate and complete in all respects (all capitalized terms used below shall have the meanings set forth in the Term Loan Agreement):

1.    Compliance with Section 7.11:
x.    Ratio of Indebtedness to Capitalization

a.	Indebtedness		$___________________

b.	Capitalization		$___________________

c.	Ratio of Indebtedness to Capitalization		________ : ________

Maximum Allowed:		.65 : 1.0.

2.    No Default or Event of Default exists except as indicated on a separate page attached hereto, together with an explanation of the action taken or proposed to be taken by the Borrower with respect thereto.

MISSISSIPPI POWER COMPANY,
a Mississippi corporation

By: __________________________________
Name: _______________________________
Title:  ________________________________

EXHIBIT 11.3(b)

FORM OF
ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the "Assignment and Assumption") is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the "Assignor") and [Insert name of Assignee] (the "Assignee"). Capitalized terms used but not defined herein shall have the meanings given to them in the Term Loan Agreement identified below (as amended, the "Term Loan Agreement"), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Term Loan Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor's rights and obligations in its capacity as a Lender under the Term Loan Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Term Loan Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the "Assigned Interest"). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	___________________________________

2.	Assignee:	___________________________________ [which is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrower	Mississippi Power Company

4.	Administrative Agent:	Bank of America, N.A., as the administrative agent under the Term Loan Agreement

5.	Term Loan Agreement
Term Loan Agreement dated as of March 8, 2016 among Mississippi Power Company (the "Borrower"), the Lenders named therein and Bank of America, N.A., as Administrative Agent (as amended, modified, extended or restated from time to time)

________________________
1 Select as applicable

6.     Assigned Interest:

Facility Assigned	Aggregate Amount of [Closing Date Term Loan][Delayed Draw Term Loan] Commitment/Term Loans for all Lenders*	Amount of [Closing Date Term Loan][Delayed Draw Term Loan] Commitment/Term Loans Assigned*	Percentage Assigned of Commitment/ Term Loans[2]
	$	$	%

[7.    Trade Date:        ______________]3

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By: ___________________________________
Name: ___________________________________
Title: ___________________________________

ASSIGNEE
[NAME OF ASSIGNEE]

By: ___________________________________
Name: ___________________________________
Title: ___________________________________

_________________________________

*Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
2Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
3To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Consented to and Accepted:

BANK OF AMERICA, N.A., as
Administrative Agent

By: ___________________________________
Name: ___________________________________
Title: ___________________________________
Consented to and Accepted:

MISSISSIPPI POWER COMPANY, as Borrower

By: ___________________________________
Name: ___________________________________
Title: ___________________________________

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Term Loan Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Term Loan Agreement, (ii) it meets all requirements of an Eligible Assignee under the Term Loan Agreement (subject to receipt of such consents as may be required under the Term Loan Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Term Loan Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Term Loan Agreement, together with copies of the most recent financial statements delivered pursuant to Section 7.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vii) if it is a Lender that is not a "United States person" (as such term is defined in Section 7701(a)(30) of the Code), attached hereto is any documentation required to be delivered by it pursuant to the terms of the Term Loan Agreement, duly completed and executed by the Assignee and (viii) if it is a Lender that is a “United States person” (as such term is defined in Section 7701(a)(30) of the Code), attached hereto is an Internal Revenue Service Form W-9 as required to be delivered by it pursuant to the terms of the Term Loan Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

___________________________________